As filed with the Securities and Exchange Commission on October 25, 2010

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CULLEN AGRICULTURAL HOLDING CORP.
 (Exact name of registrant as specified in its charter)

Delaware	2020	27-0863248
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1431 N. Jones Plantation Road Millen, Georgia 30442 (706) 621-6737	Eric J. Watson, Chief Executive Officer Cullen Agricultural Holding Corp. 1431 N. Jones Plantation Road Millen, Georgia 30442 (706) 621-6737
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Amounts being registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share, issued in business combination(3)	15,881,148	$0.25	$3,970,287.00	$283.08
Common Stock held by founders of predecessor(4)	2,420,000	$0.25	$605,000.00	$43.14
Common Stock held by certain selling shareholders(5)	300,000	$0.25	$75,000.00	$5.35
Warrants, each to purchase one share of common stock, held by founders of predecessor(6)	13,800,000	$0.07	$96,600.00	$6.89
Common Stock underlying warrants held by founders of predecessor(7)	13,800,000	$0.25	$3,450,000.00	$245.99
Common Stock underlying warrants held by founders of predecessor(8)	13,800,000	$0.25	$—	—	(7)
Warrants, each to purchase one share of common stock, held by sponsors of predecessor’s initial public offering(9)	5,000,000	$0.07	$35,000.00	$2.50
Common Stock underlying warrants held by sponsors of predecessor’s initial public offering(10)	5,000,000	$0.25	$1,250,000.00	$89.13
Common Stock underlying warrants held by sponsors of predecessor’s initial public offering(11)	5,000,000	$0.25	$—	—	(10)
Total			$9,481,887.00	$676.06

(1)
Pursuant to Rule 415 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also registers such additional shares of common stock of the Registrant as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or other capital adjustments.

(2)
Based upon the last sale price of the common stock and warrants, as reported on the OTC Bulletin Board on October 21, 2010, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(3)
Represents shares of our common stock issued to the former holder of the equity interests of Cullen Agricultural Technologies Inc. (“Cullen Agritech”) in connection with the business combination between our company, Triplecrown Acquisition Corp. (“Triplecrown”) and Cullen Agritech.

(4)
Represents shares of Triplecrown common stock that were issued to Triplecrown’s founders in connection with Triplecrown’s formation and were automatically converted into shares of our common stock in connection with the business combination.

(5)	Represents shares of common stock held by one entity that purchased such stock in a private placement in October 2010.

(6)
Represents warrants to purchase Triplecrown common stock that were issued to Triplecrown’s founders in connection with Triplecrown’s formation and were automatically converted into warrants to purchase our common stock in connection with the business combination (“Founders’ Warrants”).

(7)	Represents shares of common stock underlying the Founders’ Warrants.

(8)
Represents the issuance of shares of common stock underlying the warrants described in footnote 6 above to the extent the warrants are transferred prior to exercise. The filing fee is included in the filing fee for the shares of common stock underlying the warrants described in footnote 6 above.

(9)
Represents warrants to purchase Triplecrown common stock that were purchased by the sponsors of Triplecrown’s initial public offering simultaneously with the initial public offering and were automatically converted into warrants to purchase our common stock in connection with the business combination (“Sponsors’ Warrants”).

(10)	Represents shares of common stock underlying the Sponsors’ Warrants.

(11)
Represents the issuance of shares of common stock underlying the warrants described in footnote 9 above to the extent the warrants are transferred prior to exercise. The filing fee is included in the filing fee for the shares of common stock underlying the warrants described in footnote 9 above.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 25, 2010

CULLEN AGRICULTURAL HOLDING CORP.

37,401,148 Shares of Common Stock
18,800,000 Redeemable Common Stock Purchase Warrants

This prospectus relates to the resale of:

•
15,881,148 shares of our common stock issued to Cullen Inc. Holdings Ltd. (“Cullen Holdings”), the former holder of the equity interests of Cullen Agricultural Technologies Inc. (“Cullen Agritech”) and an entity which is controlled by Eric J. Watson, our Chief Executive Officer, Secretary, Chairman of the Board and Treasurer, in connection with the business combination between our company, Triplecrown Acquisition Corp. (“Triplecrown”) and Cullen Agritech – we refer to these shares as the merger shares.

•
2,420,000 shares of our common stock held by Triplecrown’s initial stockholders (“Triplecrown Founders”), representing shares of Triplecrown common stock that were issued to the Triplecrown Founders in connection with Triplecrown’s formation and were automatically converted into shares of our common stock in connection with the business combination – we refer to these shares as the founders’ shares.

•	300,000 shares of our common stock held by one entity that purchased such shares in a private placement that occurred in October 2010.

•
13,800,000 warrants to purchase shares of our common stock held by the Triplecrown Founders, representing warrants to purchase shares of Triplecrown common stock that were issued to the Triplecrown Founders in connection with Triplecrown’s formation and were automatically converted into warrants to purchase shares of our common stock in connection with the business combination – we refer to these warrants as the founders’ warrants.

•	13,800,000 shares of our common stock issuable upon exercise the founders’ warrants.

•
5,000,000 warrants to purchase shares of our common stock held by Eric J. Watson and Jonathan J. Ledecky (collectively, the “Triplecrown Sponsors”), representing warrants to purchase shares of Triplecrown common stock that were purchased by the Triplecrown Sponsors simultaneously with Triplecrown’s initial public offering and were automatically converted into warrants to purchase shares of our common stock in connection with the business combination – we refer to these warrants as the sponsors’ warrants.

•	5,000,000 shares of our common stock issuable upon exercise the sponsors’ warrants.

Each of the sponsors’ warrants and founders’ warrants entitles the holder to purchase one share of our common stock at a price of $12.00 per share. The sponsors’ warrants are currently exercisable.  The founders’ warrants will not become exercisable until the last sales price of our common stock exceeds $13.75 per share for any 20 trading days within any 30-trading day period. The sponsors’ warrants and founders’ warrants expire on October 21, 2013 at 5:00 p.m., New York City time.

The selling securityholders identified in this prospectus (which term as used herein includes its pledgees, donees, transferees or other successors-in-interest) may offer the shares and warrants from time to time as they may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” beginning on page 55. We will not receive any of the proceeds from the resale by the selling securityholders of the shares or warrants offered by this prospectus. However, we may receive up to $225,600,000 from holders of the sponsors’ warrants and founders’ warrants upon exercise of such warrants.

Our common stock and warrants trade on the Over-the-Counter Bulletin Board under the symbols “CAGZ” and “CAGZW,” respectively. The last reported sale price of our common stock and warrants on October 21, 2010 was $0.25 per share and $0.01 per warrant, respectively.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy of accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated __________ __, 2010

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	6
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	15
DIVIDEND POLICY	15
CAPITALIZATION	16
SELECTED FINANCIAL AND OTHER DATA	17
BUSINESS	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
MANAGEMENT	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	46
PRINCIPAL STOCKHOLDERS	49
SELLING SECURITYHOLDERS	52
PLAN OF DISTRIBUTION	55
DESCRIPTION OF SECURITIES	57
LEGAL MATTERS	60
EXPERTS	60

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

As indicated in this prospectus, we have included market data and industry forecasts that were obtained from industry publications.

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements that follow. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Cullen Agricultural Holding Corp. and, where the context requires, its subsidiaries.

Our Company

We are a development stage company. We conduct our operations through our wholly-owned subsidiary, Cullen Agritech. Cullen Agritech conducts its operations primarily through its wholly-owned subsidiary, Natural Dairy Inc. (“Natural Dairy”).

Our principal focus is to use our intellectual property in forage and animal sciences to improve agricultural yields. The Company was formed to develop, adapt and implement grazing-based farming systems in regions of the world where the geophysical and climatic conditions are suitable for a pasture-based model. While the potential for the pasture or grazing model is significant in many of the world’s developed and developing economies, the systems are highly specific and require significant adaptation and modification to be successful.

We have been in the process of attempting to obtain land development financing backed by the property we own and operate to support our working capital needs and implement our business plan. However, due to the recent performance of similar types of farming operations in the region, as well as the general economic downturn, financial institutions have been unwilling to provide such financing. As a result, we have been unable to obtain the necessary funding to support the implementation of our business plan at this time. Accordingly, we are in the process of exploring all financing and strategic alternatives available to us, including the possibility of disposing of or leasing additional portions of our land in order to continue to support our working capital needs and retire certain of our outstanding debt to reduce our interest obligations. Additionally, we have sold portions of our unused land, reduced salaries paid to our employees and curtailed operations in order to raise capital and reduce operating expenses.  We will also explore alternative opportunities available to us outside the agricultural space and our current business plan in an effort to maximize shareholder value.  There is no assurance, however, that we will be successful in such efforts. If we are unable to secure additional financing or find another alternative, we will not have sufficient capital to implement our business plan and may be forced to suspend all operations until such time as capital or another alternative is available to us.

We have identified the global dairy industry as a primary opportunity in which our systems can be applied to improve yields on land and drive cost-base efficiencies. We believe that cost savings of up to 40-50% are achievable in the long term. Further, we believe the high cost structure, which is employed by over 95% of milk producers in the U.S. and supported by government subsidies, will help to maintain a floor to milk prices in the U.S. and provide us with long term margin protection. By having direct access to a domestic market, we believe our business plan provides a unique opportunity to invest directly into food production while limiting earnings volatility linked to foreign exchange exposure, typically associated with returns from commodity production in exporting countries, such as New Zealand. In addition, we believe the potential opportunity to vertically integrate, while maintaining control of the supply chain, provides a further opportunity to reduce volatility and maximize profitability.

As of October 27, 2010, we owned approximately 2,300 acres of agricultural land in the state of Georgia. During October 2010, we entered into contracts with unrelated parties for the sale of approximately 1,150 acres, or approximately 50%, of the land we own. We continue to explore the possibility of disposing of the remaining 1,150 acres we own.  However, there is no assurance that we will be successful in such efforts. Until such time where we can dispose of the remaining land we currently own or raise adequate financing to deploy our pasture based dairy and beef business plan, we have begun to utilize our pasture and general farming expertise to conduct various farming activities on the land. We are also considering utilizing a portion of the land for the production of pasture-finished beef products. Grass-fed beef has been proven to be better for your health, better for the environment and promotes improved animal ethics. As a result, there is a rapidly growing market for grass-fed beef products in the U.S., which at the retail levels can sell for a 50-100% premium over grain-fed beef. We believe the existing supply-chain infrastructure would provide us with immediate access to sell into the grass-fed market.

To date, we have not generated any revenue and will not do so until we have sufficient funds to implement our business plan described in the section entitled “Business.”  Since October 22, 2009, our activities have been primarily focused on raising capital to fund our business plan.  We have been in the process of attempting to obtain land development financing secured by the property we own and operate to support our working capital needs and implement our business plan. However, due to the recent performance of farming operations in the Southeastern U.S., as well as the general economic downturn, financial institutions have been unwilling to provide such financing. As a result, we have been unable to obtain the necessary funding to support the implementation of our business plan at this time.

We were incorporated in Delaware on August 27, 2009.  Our executive offices are located at 1431 N. Jones Plantation Road, Millen, Georgia 30442 and our telephone number at that location is (706) 621-6737.

Background of the Offering

We were formed as a wholly-owned subsidiary of Triplecrown, a blank check company, in order to allow Triplecrown to complete a business combination with Cullen Agritech, as contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of September 4, 2009, as amended, among Triplecrown, us, CAT Merger Sub, Inc. (“Merger Sub”), Cullen Agritech and Cullen Holdings. Merger Sub was a wholly-owned subsidiary of ours formed for the purpose of effectuating the business combination. At the time, Cullen Agritech was a newly formed company committed to the development and commercialization of advanced agricultural technologies and Cullen Holdings, an entity controlled by Eric J. Watson, was the owner of all of the equity interests of Cullen Agritech.

On October 22, 2009, the transactions contemplated by the Merger Agreement were consummated. Triplecrown merged with and into the Company, with the Company surviving, and Merger Sub merged with and into Cullen Agritech, with Cullen Agritech surviving as a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, we issued 15,881,148 shares of our common stock (the merger shares) to Cullen Holdings in exchange for all of the equity interests of Cullen Agritech.  In addition, the outstanding shares of Triplecrown common stock and outstanding warrants to purchase shares of Triplecrown common stock were automatically converted on a one-to-one basis into shares of our common stock and warrants to purchase shares of our common stock.  Thus, we became a public holding company and Cullen Agritech became our operating subsidiary.

In connection with its formation, Triplecrown issued 13,800,000 units to the Triplecrown Founders for an aggregate purchase price of $25,000. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. Simultaneously with its initial public offering (“IPO”), Triplecrown sold an additional 5,000,000 warrants to purchase common stock to the Triplecrown Sponsors for an aggregate purchase price of $5,000,000. As mentioned above, in connection with the Merger, the outstanding shares of Triplecrown common stock and outstanding warrants to purchase shares of Triplecrown common stock were automatically converted on a one-to-one basis into shares of our common stock and warrants to purchase our common stock. However, in accordance with the Merger Agreement, the Triplecrown Founders surrendered for cancellation 11,380,000 of the shares they received upon the conversion. Accordingly, immediately after the closing of the Merger, the Triplecrown Founders held 2,420,000 shares of our common stock (the founders’ shares) and 13,800,000 warrants to purchase shares of our common stock (the founders’ warrants) and the Triplecrown Sponsors held an additional 5,000,000 warrants to purchase shares of our common stock (the sponsors’ warrants).

The selling stockholders identified in this prospectus are offering the merger shares, the founders’ shares, the founders’ warrants (and the shares underlying such warrants) and the sponsors’ warrants (and the shares underlying such warrants) for resale pursuant to this prospectus.

We also completed a private placement of 300,000 shares of our common stock in October 2010 raising gross proceeds of $600,000.  Those shares are being offered for resale pursuant to this prospectus.

The Offering

Common stock outstanding prior to the offering	19,555,714
Common stock to be outstanding after this offering	38,355,714[1]
Total proceeds raised by offering
We will not receive any proceeds from the resale of our common stock or warrants pursuant to this offering. However, we may receive up to $225,600,000 upon exercise of the founders’ warrants and the sponsors’ warrants.

Use of proceeds
We will not receive any proceeds from the resale of our common stock or warrants pursuant to this offering. We will use the proceeds, if any, from the exercise of the founders’ warrants and the sponsors’ warrants for working capital and other general corporate purposes.

OTCBB symbols Common Stock Warrants	CAGZ CAGZW
Warrants
Each of the founders’ warrants and sponsors’ warrants entitles the registered holder to purchase one share of our common stock at a price of $12.00 per share, subject to adjustment. The sponsors’ warrants are currently exercisable. The founders’ warrants will not become exercisable until the last sales price of our common stock exceeds $13.75 per share for any 20 trading days within any 30-trading day period. The founders’ warrants and sponsors’ warrants expire on October 21, 2013 at 5:00 p.m., New York City time.

We may call the warrants for redemption (excluding any founders’ warrants and sponsors’ warrants still held by the original purchasers of such warrants or their affiliates), (i) in whole and not in part, (ii) at a price of $0.01 per warrant at any time after the warrants become exercisable, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the shares of common stock equals or exceeds $17.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

1 Assumes the issuance of 13,800,000 shares of common stock upon exercise of the founders’ warrants and 5,000,000 shares of common stock upon exercise of the sponsors’ warrants.

Risk factors
See the section entitled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our common stock or warrants.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors described below as well as the other information contained in this prospectus before buying shares of our common stock. If any of the following risks or uncertainties occurs, our business, financial condition and operating results could be materially and adversely affected. As a result, the trading price of our common stock could decline and you may lose all or a part of your investment in our common stock.

Cullen Agritech has a limited operating history and may not be able to successfully operate its business or generate sufficient revenue to make or sustain distributions to its stockholders.

We were incorporated in August 2009 in order to consummate the Merger and acquire Cullen Agritech. Cullen Agritech was incorporated in June 2009, is a development stage company and has only a limited operating history. We cannot assure you that we will be able to operate our business successfully or implement our policies and strategies as described in this annual report.

We do not have sufficient funds to implement our business plan.

The implementation of our business plan relies on our ability to purchase land, livestock and other material assets. In connection the Merger, we purchased a piece of land and intended to purchase additional land thereafter in order to implement our business plan.  However, we do not currently have sufficient funds available to implement our business plan as originally anticipated. We have been in the process of attempting to obtain land development financing secured by the property we own and operate to support our working capital needs and implement our business plan.  However, due to the recent performance of farming operations in the region, as well as the general economic downturn, financial institutions have been unwilling to provide such financing.  Accordingly, we have sold portions of our unused land, reduced salaries paid to our employees and curtailed operations in order to raise capital and reduce operating expenses.  Additionally, we are in the process of exploring all financing and strategic alternatives available to us, including the possibility of disposing of or leasing additional portions of our land in order to continue to support our working capital needs or alternatively to retire certain of our outstanding debt to reduce our interest obligations.  The Company will also explore alternative opportunities available to it outside the agricultural space and its current business plan in an effort to maximize shareholder value.  There is no assurance, however, that we will be successful in such efforts.  If we are unable to secure additional financing or find another strategic alternative, we will not have sufficient capital to implement our business plan and may be forced to suspend all operations until such time as capital or another strategic alternative is available to us.

The land we currently own is subject to a mortgage.

We own approximately 2,300 acres of farmland in the State of Georgia. In order to continue to support our working capital needs and retire certain of our outstanding debt, during October 2010, we entered into contracts with unrelated parties for the sale of approximately 1,150 acres, or approximately 50%, of the land we own. We continue to explore the disposition of the remaining 1,150 acres we own; however, there is no assurance we will be successful in such efforts. Such land is the subject of a mortgage granted to Cullen Holdings securing our obligations owed to it pursuant to a promissory note that is due on January 20, 2011. If we fail to repay this promissory note when due, Cullen Holdings may foreclose on the land and take possession of it. We cannot assure you that we will have sufficient capital to repay the note or our other obligations when they come due. If we are unable to pay our obligations as they come due, it could have a material adverse effect on our operations.

We are subject to litigation that may have a negative effect on our financial condition and business operations.

On December 9, 2009, a second amended class action complaint, styled Goodman v. Watson, et al., was filed in the Court of Chancery of the State of Delaware against the former directors of Triplecrown (several of whom are current directors of the Company).  The complaint alleges that the defendants breached their fiduciary duties and their duty of disclosure in connection with the Merger.  The plaintiff seeks, as alternative remedies, damages in the amount of approximately $9.74 per share, to have Triplecrown’s trust account restored and distributed pro rata to members of the putative class, a quasi-appraisal remedy for members of the putative class, and an opportunity for members of the putative class to exercise conversion rights in connection with the Merger.  If the court finds in favor of the plaintiff (who represents a purported class of stockholders that held approximately 490,000 shares of Triplecrown’s common stock) and the defendants are required to pay damages to the plaintiff (which could be approximately $5 million), the Company will have an obligation to indemnify the defendants for such damages.  In such event, the Company will seek to recover such payments from its D&O insurance carrier as the Company believes such claims are covered by its insurance policies.  However, there is no assurance that the carrier will agree in this analysis and not deny coverage of such claims.  If this occurred, the Company’s financial condition and business operations could be materially adversely affected.

The recent disruptions in the overall economy and the financial markets may adversely impact our business and results of operations.

The agricultural industry is sensitive to changes in general economic conditions, both nationally and locally. Recent disruptions in global financial markets and banking systems have made it more difficult for companies to access credit and capital markets. The economic crisis may adversely affect our business in a variety of ways. Access to lines of credit or the capital markets may be severely restricted, which may preclude us from raising funds required for operations. It may be more difficult for us to complete strategic transactions with third parties. Continuing volatility in the credit and capital markets could potentially impair our customers’ ability to access these markets and increase associated costs, and we may be materially affected by these financial market disruptions as economic events and circumstances continue to evolve. The financial and credit market turmoil could also negatively impact our potential suppliers and customers, which could decrease our ability to source, produce and distribute our products and could decrease demand for its products.

If economic conditions continue to worsen, it is possible these factors could significantly impact our financial condition and ability to implement our strategic growth plan.

Any negative public perception regarding our products or industry, or any ill effects of product liability claims, could harm our reputation, damage our brand, result in costly and damaging recalls and expose us to government investigations and sanctions, which would materially and adversely affect its results of operations.

We intend to sell products for human consumption, which involves a number of risks. Product contamination, spoilage or other adulteration could result in the inability to sell our products. We also may be subject to liability if our products or operations violate applicable laws or regulations or in the event our products cause injury, illness or death. A significant product liability or other legal judgment against us or a widespread product recall may negatively impact our profitability. Even if a product liability or consumer fraud claim is unsuccessful or is not merited, the negative publicity surrounding such assertions regarding our products or processes could materially and adversely affect our reputation, brand image and results of operations. Finally, serious product quality concerns could result in governmental action against us, which, among other things, could result in the suspension of production or distribution of our products, or other governmental penalties, including possible criminal liability.

We may not realize anticipated benefits from our strategic growth plan.

If we can obtain the necessary financing, we intend to implement a strategic growth plan, which includes a number of initiatives, that we believe are necessary in order to position our business for future success and growth. Over the next several years, these initiatives will require investments in people, systems, tools and facilities. Our success and earnings growth depends in part on our ability to maintain budgeted costs and efficiencies. If we are unable to successfully implement these initiatives, or fail to implement them as timely as anticipated, our results of operations could be adversely impacted.

Our business is subject to various environmental laws, which may increase our compliance costs.

Our business operations are subject to various environmental and governmental regulations. These laws and regulations cover the discharge of pollutants, wastewater, and hazardous materials into the environment. In addition, various laws and regulations addressing climate change are being considered or implemented at the federal and state levels. New legislation, as well as current federal and other state regulatory initiatives, relating to these environmental matters could require us to replace equipment, install additional pollution controls, purchase various emission allowances or curtail operations. These costs could adversely affect our results of operations and financial condition.

Our operations are subject to numerous laws and regulations, exposing us to potential claims and compliance costs that could adversely affect our business.

We are subject to federal, state and local laws and regulations relating to the manufacturing, labeling, packaging, health and safety, sanitation, quality control, fair trade practices, and other aspects of its business. In addition, zoning, construction and operating permits are required from governmental agencies which focus on issues such as land use, environmental protection, waste management, and the movement of animals across state lines. These laws and regulations may, in certain instances, affect our ability to develop and market new products and to utilize technological innovations in our business. In addition, changes in these rules might increase the cost of operating our facilities or conducting our business which would adversely affect our finances.

Our dairy business will be affected by federal price support programs and federal and state pooling and pricing programs to support the prices of certain products we sell. Federal and certain state regulations help ensure that the supply of raw milk flows in priority to fluid milk and soft cream producers before producers of hard products such as cheese and butter. If any of these programs was no longer available to us, the prices we sell our milk for could decrease and reduce our profitability.

Several states also have laws that restrict the ability of corporations to engage in farming activities. These regulations may require us to alter or restrict our operations or cause us to incur additional costs in order to comply with the regulations.

Inability to protect our trademarks and other proprietary rights could damage our competitive position.

Any infringement or misappropriation of our intellectual property could damage its value and could limit our ability to compete. We may have to engage in litigation to protect our rights to intellectual property, which could result in significant litigation costs and require a significant amount of management’s time.

We believe that the know-how associated with our farming systems for the production of raw milk are trade secrets. In addition, we have amassed a large body of knowledge regarding animal nutrition and pasture-based farming which we believe to be proprietary. Because most of this proprietary information is not patented, it may be more difficult to protect. We rely on security procedures and confidentiality agreements to protect this proprietary information; however, such agreements and security procedures may be insufficient to keep others from acquiring this information. Any such dissemination or misappropriation of this information could deprive us of the value of our proprietary information and negatively affect our results.

Our proprietary farming system could be replicated creating additional competition in the grass-fed dairy industry.

Despite our first mover advantage and the substantial amount of research and development that we believe would be required to replicate our farming system, over time and with significant capital, it is possible that other producers could replicate our model with a certain degree of success. This could put our market share and competitive advantages at risk.

The efficiencies of our farming system may not be scalable.

Our farming system has only been tested on a farm which is smaller than those farms we are expecting to roll-out in the future. If our system is not as efficient on a larger scale, this could impair our ability to implement our strategic plan and negatively affect our operating results.

Key assets such as land, livestock and infrastructure could increase in price, reducing the ability to roll-out farms under the current budgeted capital requirements.

An increase in the cost of our key capital items such as land, livestock and infrastructure could reduce our ability to roll-out farms. Key assets may increase substantially in price and additional capital may not be available to us on acceptable terms when needed.

The price of land could decrease, reducing the underlying asset value of the business.

Our current business plan involves buying land assets once we can obtain adequate financing. If these assets were to be acquired and then the value of these assets decreased, this could reduce the strength of our balance sheet in the future and affect our ability to obtain additional capital and implement our business plan.

We may establish and maintain relationships with only a small number of co-operatives for the collection and processing of our raw milk.

The dairy processing industry is made up of a number of co-operatives that collect and process all raw milk produced at farms. Our business plan anticipates that we will establish and maintain relationships with co-operatives for the collection and processing of our raw milk. It is anticipated that we will not initially, if at all, establish contracts with a large number of different co-operatives, which could expose us to a customer concentration risk.

Milk and corn price volatility could reduce revenues and negatively affect our results of operations.

If the price of milk decreased to that which is substantially lower than expected, this could result in a material reduction in our revenues and negatively affect our results of operations.

Our feeding strategy will utilize a certain proportion of other feedstocks, some of which are corn-based, the price of which fluctuates according to the price of corn. If corn prices were to rise significantly, we could experience a material reduction in our operating margins.

Raw milk production is influenced by a number of factors that are beyond our control, such factors may have a material adverse effect on our business.

Raw milk production is influenced by a number of factors that are beyond our control, including, not limited to, the following:

•	Seasonal Factors: dairy cows generally produce more milk in temperate weather than in cold or hot weather and extended unseasonably cold or hot weather could lead to lower than expected production;

•
Environmental Factors: the volume and quality of milk produced by dairy cows is closely linked to the quality of the nourishment provided by the environment around them, and, therefore, if environmental factors cause the quality of nourishment to decline, our milk production could decline; and

•
Governmental Agricultural and Environmental Policy: declines in government grants, subsidies, provision of land, technical assistance and other changes in agricultural and environmental policies may have a negative effect on the viability of our farms, and the numbers of dairy cows and quantities of milk they are able to produce.

Such factors could have a material adverse effect on our business.

The milk production business is highly competitive and, therefore, we face substantial competition in connection with the sale of our products.

We face competition from other milk producers across the U.S. Most of our competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than we have, and have products that have gained wide customer acceptance in the marketplace. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

Large-scale disease could harm a significant portion of our livestock, reducing our ability to produce revenue.

The productivity and profitability of Natural Dairy’s businesses depend on animal and crop health and on disease control. Natural Dairy will face the risk of outbreaks of bovine spongiform encephalopathy (“BSE”) which could lead to decreased milk and livestock sales and increased costs to produce its products. There have been three confirmed cases of BSE in the U.S. in Washington, Alabama and Texas. Various countries have halted the import of U.S. fed beef in response to the discovery of BSE in the U.S. marketplace. In response to the discovery of BSE in the U.S. marketplace, the USDA has increased testing requirements for cows and is exploring additional inspection requirements which could increase the cost of production of dairy products. The discovery of additional cases of BSE could lead to widespread destruction of dairy cows, could cause consumer demand for dairy products to decrease and could result in increased inspection costs and procedures as well as reduce revenues from the sale of livestock. If this occurs, Natural Dairy could have decreased production and sales of its dairy products due to decreased consumer demand or decreased milk supply and decreased operating margins as a result of increased dairy production costs.

Natural Dairy will face the risk of outbreaks of foot-and-mouth disease, which could lead to a significant destruction of cloven-hoofed animals such as dairy cattle, beef cattle, swine, sheep and goats and significantly reduce the demand for meat products. Because foot-and-mouth disease is highly contagious and destructive to susceptible livestock, any outbreak of foot-and-mouth disease could result in the widespread destruction of all potentially infected livestock. If this happens, Natural Dairy could also have difficulty procuring the livestock it needs for its dairy operations and incur increased cost to produce its dairy products, which could reduce its production, sales and operating margins.

Our ability to produce revenue will be dependent on the continual survival and health of Natural Dairy’s livestock. If a significant number of Natural Dairy’s livestock died or were infected with a disease, Natural Dairy’s ability to produce revenue form the sale of milk would be reduced.

Our results of operations will fluctuate by season and will be affected by weather conditions.

Any adverse or major deviations from the typical weather conditions expected in a region could negatively impact our ability to produce revenue under our current strategy. In addition, severe weather conditions and natural disasters, such as floods, droughts, frosts or earthquakes, or adverse growing conditions, diseases and insect-infestation problems may reduce the quantity and quality of our milk production. For example, dairy cows produce less milk when subjected to extreme weather conditions, including hot and cold temperatures. A significant reduction in the quantity or quality of milk produced due to adverse weather conditions, disease, insect problems or other factors could result in increased processing costs and decreased production, with adverse financial consequences to us.

A change in the water availability may negatively impact the efficiency of the business model.

The success of our farming system is dependent on the availability of water to successfully grow forage. If there was a reduction in water availability on a farm subsequent to acquiring and converting that property, due to drought, contamination or otherwise, our ability to produce milk on that farm could be negatively affected.

We depend upon our key personnel and our ability to retain and recruit additional qualified personnel to implement our business strategy. The loss of such key personnel or the inability to retain or recruit qualified personnel in the future could have a material adverse impact on the implementation of the business strategy.

Our success depends largely on our ability to attract, develop, motivate and retain highly skilled professionals. The loss or unavailability of any of our key personnel or the inability to train and retain additional qualified personnel and advisory board members for any significant period of time or at all would have a material adverse effect on the business, prospects, financial condition and results of operations.

We may be unable to develop and implement a marketing strategy for our advisory and consulting services, which may have a material adverse effect on our business.

We do not have any long-term agreements with clients for the provision of advisory and consulting services we intend to offer. Although we have not included consulting revenues in our forecasts, the success of our business will depend in part on our ability to secure advisory clients. If we are unable to secure advisory clients due to ineffective marketing, because of an economic downturn decreasing the demand for outsourced professional services or otherwise, our business is likely to be materially adversely affected.

Inability to obtain required import permits could reduce our ability to achieve certain long term operating efficiencies.

Our business plan includes the potential future requirement for importation of certain farm products, technologies or animal products into the U.S. as well as movement of these products or technologies between States within the U.S. The importation of these products from New Zealand into the U.S. is subject to various regulatory and licensing restrictions including but not limited to those imposed by the U.S. Customs Service; the U.S. International Trade Commission; the U.S. Department of Agriculture; the Food and Drug Administration; the Animal & Plant Health Inspection Service; the Farm Service Agency; the Environmental Protection Agency and the Occupational Health & Safety Administration. We might also be exposed to certain quota limitations. Specifically, for animal products including semen and embryos, U.S. federal law requires that the USDA Animal and Plant Health Inspection Service (APHIS) issue a permit. The current regulatory environment in the U.S. in regards to importation of farm products, technologies or animal products from New Zealand could change sometime in the future. As such, it is possible that we might be unable to obtain such permits or our activities will be limited by an inability to comply with the required regulatory and licensing restrictions. This could limit the ability for us to achieve our financial forecasts.

A forage-based strategy could result in reduced production in the winter months.

Due to the reliance on forage as a primary feed source, the colder winter months could reduce forage growth and therefore reduce feed availability for the farm’s livestock. This could result in either the requirement to increase the use of supplemental feed or reduced milk production. This could negatively impact our ability to produce milk or maintain expected operating margins.

Our warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market.

We have outstanding warrants to purchase an aggregate of 74,000,000 shares of common stock. To the extent such warrants are exercised, additional shares of our common stock will be issued, which would dilute the ownership of existing stockholders.

Eric J. Watson effectively controls us.

Eric Watson beneficially owns the 15,881,148 shares of our common stock held by Cullen Holdings and effectively controls us through such ownership. Because of this ownership, he will be able to have considerable influence over our corporate actions in the future.

Our stock price could fluctuate and could cause you to lose a significant part of your investment.

The market price of our securities may be influenced by many factors, some of which are beyond our control, including those described above and the following:

•	changes in financial estimates by analysts;

•	fluctuations in its quarterly financial results or the quarterly financial results of companies perceived to be similar to it;

•	general economic conditions;

•	changes in market valuations of similar companies;

•	terrorist acts;

•	changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

•	future sales of common stock;

•	regulatory developments in the U.S., foreign countries or both;

•	litigation involving us, our subsidiaries or our general industry; and

•	additions or departures of key personnel.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

•	our ability to obtain financing to support our working capital needs and implement our business plan;

•	Our ability to obtain financing to purchase land and to enable us to implement our business plan;

•	our future financial performance;

•	our ability to protect our intellectual property;

•	our competition;

•	the loss of our key personnel including Eric J. Watson and Dr. Richard Watson;

•	increasing costs of our operations;

•	continued compliance with governmental regulations;

•	our public securities’ potential liquidity and trading; and

•	general economic conditions.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Potential investors should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any proceeds from the resale of our common stock or warrants pursuant to this offering. However, we may receive up to $225,600,000 upon exercise of the founders’ warrants and the sponsors’ warrants.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock to date. The payment of any dividends is within the discretion of our board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in the business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends in the future, if any, will be contingent upon our revenues and earnings, if any, capital requirements and our general financial condition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2010.

You should read this table in conjunction with the sections of this prospectus entitled “Prospectus Summary – Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and the notes thereto included elsewhere in this prospectus.

June 30, 2010
Cash	$511,681

Note payable	40,120
Mortgage payable, related party	$4,083,036
Stockholders’ equity:
Preferred stock - $0.0001 par value; authorized 1,000,000 shares; no shares issued and outstanding	-0-
Common stock, par value $0.0001 ;200,000,000 shares authorized; 19,255,714 and 19,247,311 shares issued and outstanding, respectively	1,926
Additional paid-in capital	6,111,919
Deficit accumulated during the development stage	(1,722,271)
Total stockholders’ equity	4,391,574
Total capitalization	$9,026,411

SELECTED FINANCIAL AND OTHER DATA

Financial Data

We are providing the following selected financial information to assist you in your analysis of our company.

Our selected consolidated balance sheet data as of December 31, 2009 and condensed consolidated statements of operations data for the period from June 3, 2009 (inception) through December 31, 2009 are derived from our audited condensed consolidated financial statements for the period from June 3, 2009 (inception) to December 31, 2009. Our selected consolidated balance sheet data as of June 30, 2010 and condensed consolidated statements of operations data for the six months ended June 30, 2010 are derived from our unaudited condensed consolidated financial statements for the six months ended June 30, 2010.

The selected financial information is only a summary and should be read in conjunction with our historical financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus. The historical results included below and elsewhere in this prospectus may not be indicative of our future performance.

	For the period from
	June 3, 2009
	(inception) through	For the six
	December 31, 2009	months ended June 30, 2010
Total revenues	$—	$—
Loss from operations	(524,924)	(968,291)
Net loss	(612,526)	(1,109,745)
Earnings per share basic and diluted	(0.03)	(0.06)
Weighted average shares outstanding	19,247,311	19,254,600
Working capital (deficiency)	2,199,282	(3,496,101)
Total assets	11,855,329	8,812,241
Stockholders’ equity	$5,451,319	$4,391,574

Market Price for Our Securities

Our common stock and warrants are quoted on the OTC Bulletin Board under the symbols CAGZ and CAGZW, respectively. The following table sets forth the range of high and low bid prices for the common stock and warrants for the periods indicated since the common stock and warrants commenced public trading on October 23, 2009. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Common Stock		Warrants
	High	Low	High	Low
Fiscal Year 2010:
Forurth Quarter*	$0.40	$0.25	$0.01	$0.01
Third Quarter*	$2.50	$0.40	$0.02	$0.01
Second Quarter	$2.50	$1.50	$0.04	$0.01
First Quarter	$3.95	$1.75	$0.05	$0.02
Fiscal Year 2009:
Fourth Quarter	$6.20	$3.60	$0.12	$0.03

*	Through October 21, 2010.

Holders

As of October 21, 2010, there were 18 holders of record of our common stock and 14 holders of record of our warrants.

BUSINESS

Introduction

We are a development stage company. Our principal focus is to use our intellectual property in forage and animal sciences to improve agricultural yields. To date, we have not generated any revenue and will not do so until we have sufficient funds to implement our business plan described in the section entitled “Business.”  We have been in the process of attempting to obtain land development financing secured by the property we own and operate to support our working capital needs and implement our business plan. However, due to the recent performance of farming operations in the Southeastern U.S., as well as the general economic downturn, financial institutions have been unwilling to provide such financing. As a result, we have been unable to obtain the necessary funding to support the implementation of our business plan described below at this time.

In order to continue to support our working capital needs and retire certain of our outstanding debt, during October 2010, we entered into contracts with unrelated parties for the sale of approximately 1,150 acres or approximately 50% of the land we own. We continue to explore the disposition of the remaining 1,150 acres we own; however, there is no assurance that we will be successful in such efforts.  Until such time where we can dipose of the remaining land we currently own or raise adequate financing to deploy our pasture based dairy and beef business plan, we have begun to utilize our pasture and general farming expertise to conduct various farming activities on the property. These activities include, but are not limited to, the growing of pasture to raise calves, the growing of corn for use as feed and sale to third parties and the grazing of beef cattle on pasture.

Corporate History

We were formed as a wholly-owned subsidiary of Triplecrown. Merger Sub was incorporated as our wholly-owned subsidiary on August 31, 2009. We were formed in order to allow Triplecrown to complete the Merger with Cullen Agritech, as contemplated by the Merger Agreement. Cullen Agritech was formed on June 3, 2009. Cullen Agritech’s primary operations are conducted through Natural Dairy Inc., a wholly owned subsidiary of Cullen Agritech. Cullen Holdings is an affiliated entity controlled by Eric J. Watson, our Chief Executive Officer, Secretary, Chairman of the Board and Treasurer and, prior to the Merger, was the holder of all of the outstanding common stock of Cullen Agritech.

Pursuant to the Merger, (i) Triplecrown merged with and into the Company with the Company surviving as the new publicly-traded corporation and (ii) Merger Sub merged with and into Cullen Agritech with Cullen Agritech surviving as a wholly owned subsidiary of the Company. As a result of the Merger, the former security holders of Triplecrown and Cullen Agritech became the security holders of the Company. Thus, the Company became a holding company, operating through its wholly-owned subsidiary, Cullen Agritech. The Merger was consummated on October 22, 2009.

Business Plan

Our principal focus is to use our intellectual property in forage and animal sciences to improve agricultural yields. Cullen Agritech was formed to develop, adapt and implement grazing-based farming systems in regions of the world where the geophysical and climatic conditions are suitable for a pasture-based model. While the potential for the pasture or grazing model is significant in many of the world’s developed and developing economies, the systems are highly specific and require significant adaptation and modification to be successful. The construction of a robust management framework is essential to deploy the systems effectively in regions of the world where unique sets of geophysical, climatic and social conditions exist. Specifically, Chile, China, Uruguay, the U.S. and parts of Eastern Europe fit this criteria.  We have identified the global dairy industry as a primary opportunity in which our systems can be applied to improve yields on land and drive cost-base efficiencies.

In order to continue to support our working capital needs and retire certain of our outstanding debt, during October 2010, we entered into contracts with unrelated parties for the sale of approximately 1,150 acres or approximately 50% of the land we own. We continue to explore the disposition of the remaining 1,150 acres we own; however, there is no assurance that we will be successful in such efforts.  Until such time where we can raise adequate financing to deploy our pasture based dairy and beef business plan, we have begun to utilize our pasture and general farming expertise to conduct various farming activities on the land.

Natural Dairy intends to utilize the farmland to produce Class I raw milk for the liquid market in the Eastern Seaboard and it will strive to produce milk that is of the highest quality in conformation with food safety standards. Natural Dairy intends to use a majority of crossbred cows that have a higher milk solid content (butter fat, protein and lactose) than U.S. Holsteins which we believe will consistently produce milk which will exceed the 3.5% butter fat standard for Class I milk. Natural Dairy will not use the Bovine Growth Hormone to produce its milk. Natural Dairy milk should receive Class I (fluid) milk grading and pricing with its high butter fat content, low somatic cell and bacteria counts. As a result of its milk production operations, Natural Dairy will also be generating revenue from the sale of livestock. This could take various forms, including, but not limited to the sale of surplus livestock as well as the sale of livestock that will be strategically culled as part of a herd management program. The Company is also considering utilizing a portion of the land for the production of pasture-finished beef products.

In addition to the planned operation of our farmland, we intend to offer a range of farm management and technology services such as forage techniques and genetics and feed management strategies that are designed to help improve the productivity and profitability of food animal production. While we specialize in grazing systems and pasture technologies, products and services can be provided for the traditional confinement-based dairy farm operator to integrate one or more grazing technologies into their operations or refine their feed and animal management strategies to improve profitability within a confinement system.

We plan to work with producers, industry leaders and governments to improve the economic and environmental sustainability of food animal production. This includes whole farm management plans and feasibility studies, feed production, storage and feeding strategies, genetic improvement and rearing of replacement stock and engineering waste management solutions.

Intellectual Property

Upon consummation of the Merger, we acquired the intellectual property that makes up our proprietary farming system. Our intellectual property includes all constituent components of the proprietary farming system (including forage growth and yields, animal genetics and milking systems) that has been developed by adapting established grazing science, processes, technology and genetics to liquid milk production in the Southeastern U.S.

Although we may seek to register this intellectual property at a later date, none of the intellectual property is currently registered. In the absence of registration, protection of the intellectual property will be afforded by the scientifically advanced nature of the information subsisting in the proprietary system. This complexity means our system could not be readily imitated or adopted by current or future market participants. We will seek to protect our intellectual property by using a combination of trademark, patent and trade secrets laws, licensing and nondisclosure agreements and other security measures.

Key Components to Cullen Agritech’s Pasture-Based Farming System

Our first proprietary farming system is applicable to the U.S. dairy industry and has the potential to significantly increase yields on land in the Southeastern U.S. This system is based on a grazing-based farming model, whereby dairy cows are primarily fed a renewable pasture resource as opposed to a corn-based feed. We believe that with time, effort and resources the intellectual property can be adapted for implementation in markets beyond the Southeastern U.S. Key components to the farming system are as follows:

Farm Selection and Design: The pasture-based farming system requires land with specific characteristics. These characteristics include key soil properties and base fertility suitable for high quality forage crop production. It also requires contiguous blocks with shapes that minimize walking distances of grazing animals and a high proportion of clear irrigated crop acres that enable the system to achieve its optimum production efficiency. The farming system intellectual property includes paddock designs that provide a high level of control over the pasture feed resource – allowing many different varieties of pasture to be grown and various different rates throughout the year. Paddock area and layout is a fundamental tool that enables pasture to be accurately allocated to meet the nutritional demand of the livestock. Paddocks and lanes are also designed to minimize walking distances to and from the milk harvesting system and enable efficient irrigation of grazed acreage and cooling of livestock in the summer. Water reticulation and stock watering systems are also designed to ensure that milking cows receive adequate fresh water to each paddock. In addition, nutrient management plans are produced for each system so that they meet environmental regulations. The farming system intellectual property incorporates the knowledge and understanding of the above elements that are required to successfully identify and convert land into a successful pasture-based dairy.

We have identified over 40,000 effective acres (farmable acres, typically 75-80% of the property) suitable for deployment of the pasture-based farming systems which may be acquired and developed as capital availability allows. These sites are primarily located in the State of Georgia and have access to an ample supply of high quality water. Engineers and other contractors have been identified to complete the conversion of land as well as manufacturing companies for the installation of sheds and milking systems. Livestock required to stock the potential farms is also being identified through multiple breeders. We currently own approximately 2,300 acres of farmland in the State of Georgia that we believe is suitable for the use of our proprietary farming system. We intend to begin utilizing this property once we have sufficient capital to acquire the necessary livestock and supplies for the farmland.  As additional capital becomes available to us, we will also begin to attempt to acquire more acreage and deploy our pasture-based farming system on such acreage.

Pasture Sciences: The farming system incorporates a proprietary pasture production strategy that optimizes annual cow feed supply and milk production through an integrated mix of different pasture crop species and varieties, and management thereof. The system incorporates a matrix of summer and winter active species that provide a year-round supply of quality forage. The different pastures are designed to achieve the desired quantitative and qualitative traits, including provision of sufficient energy, protein, and trace elements to the livestock to ensure a targeted milk production is achieved. The intellectual property includes a detailed understanding of pasture inventory methodologies such as indirect pasture assessment technologies, feed budgeting and pasture wedge construction for the specific forage species used in the system. This allows efficient utilization of the pasture resource and can identify where supplemental feeds are required to address any quantitative or qualitative deficiency in the pasture. The intellectual property delivers the knowledge and understanding of the pasture production strategy including the management tools required to manage it on a day to day basis. Without this understanding, an efficient pasture-based production system cannot be achieved. In addition, pasture-specific fertilization and irrigation strategies are also a key component of the farming system intellectual property. Soil moisture sensors are planned to be installed to ensure that irrigation is used optimally to achieve maximum plant growth rates for the specific crop species. To complement this, the intellectual property delivers an understanding of fertilizer application strategies, which are used to ensure that soil fertility is not limiting forage growth.

Animal Genetics, Breeding & Health: The farming system intellectual property includes an understanding of animal management systems and genetic selection criteria to compliment the pasture-based grazing model. The farming system intellectual property incorporates an understanding of key selection criteria to optimize cow type for grazing. These traits include body size and conformation aspects that improved structural health, lower feed requirements for body maintenance, and improved tolerance to environmental extremes (heat and cold). Animals are selected for improved conception rates and maternal traits to increase calf numbers, reduce culling due to reproductive failure and ensure seasonal calving. The environment where the farming system is deployed has hot summers where production is affected if tolerance to heat is not included as a breeding objective. The intellectual property delivers an understanding of specific strategies for identifying heat tolerant animals and building this trait more quickly into the herd. These strategies include low pressure misting lines on center pivot irrigators to cool cows in the summer months as well as mister and sprinkler systems in the milking parlor to further lower body temperature in the summer. Specific milk harvesting strategies such as timing of the milking process have been developed to maximize milk production and cow comfort during milking.

Genetic selection pressure is also driven towards animals that have greater efficiency in the conversion of cellulosic plant (forage-based) diets into milk. Genetic improvement programs are planned be further enhanced with the use of automated animal management systems with radio frequency ID tags that individually track animal performance, feeding, and health status, and allow animals to be selected on these criteria. The understanding of these genetic-selection criteria, which is a key component of the intellectual property, will enable rapid development of livestock lines that are ideally adapted to pasture based production in the Southeast U.S. environment.

Farm Management: In addition to the pasture management strategies and breeding and culling programs, the pasture-based farming system is designed around significant labor, herd management and waste management efficiencies. The intellectual property includes an understanding of how to maximize the speed and efficiency of the milking systems, which, if used correctly, can allow two people to milk up to 500 cows per hour, greatly reducing labor requirements and waste production. Animal management systems such as fencing, lanes and yards allow animals to be quickly moved to various pasture crops on the farm and brought in for milking twice a day with little labor required. The fencing and stock water systems also allow the animals to be allocated variable amounts of pasture feed as needed by the movement of herds between pasture blocks as well as the use of temporary electric fencing. A key component of the farming system intellectual property is an understanding of how to execute this movement of the herds on a daily basis in order to maximize the pasture utilization. The herd management systems also allow the separate management of different herds in their contemporary groups by calving season, age structure, and production targets enabling differential feeding to individual groups as their status requires. The understanding and management of such systems is critical in order to achieve the expected operational efficiencies that a pasture-based system can deliver. Effluent management systems quickly and efficiently recycle waste water by reapplication back onto the pasture using a holding sump, pump and traveling irrigator system designed for grazing systems, eliminating the need for any storage of animal waste, as is necessary in confinement animal operations. The effluent applied over a relatively large land base becomes a valuable source of fertilizer rather than a costly waste product with a significant risk of environmental contamination.

Systems & Training: Day to day management of the farms is critical to success. Therefore, highly trained farm managers who are skilled in grazing management, pasture crop production and animal sciences will need to be trained. As explained, the system includes various specific requirements including detailed management processes such as those associated with pasture production, culling strategies, herd management and effluent management systems. Therefore, an accurate understanding how to communicate and train the key day to day farm managers will be essential to efficiently run a large pasture-based dairy operation. A key part of the intellectual property includes the understanding of how to train and manage the farm management staff to ensure the key performance criteria are achieved.

Testing of Cullen Agritech’s Farming System

During 2008 and 2009, our intellectual property was tested on several research farms. This testing was led by Dr. Richard Watson, the Company’s Chief Scientific Officer and director. None of the testing procedures or results have been independently verified by a third party.

Forage Systems

The research farm conducted forage variety and species testing on both a ‘small plot’ and whole farm scale to determine key forage characteristics such as dry matter (yield) growth profiles by month, nutrient content (energy and crude protein), persistence under grazing and compatibility with other forage species. Species evaluated include C4 perennials such as Bermuda Grass (Cynodon dactylon), several C4 annual species such as Millet and Sudangrass, C3 annual and perennial temperate grasses and legumes, as well as perennial herbs such as chicory. Monthly samples were collected from the replicated small plots to analyze dry matter growth (pounds of dry matter per acre per day), metabolizable energy and crude protein. The ‘small plot’ trials are in a ‘replicated complete block design’ according to strict scientific rigor that is embedded within larger pastures on the research farm. These plot trials allow the simultaneous evaluation of many species and forage varieties in a common environment, across a range of key parameters. The larger whole paddock and farm systems trials were a phase 2 follow-on from the small plot work where the most promising candidates can be assessed on a larger scale.

The results of these trials provided us with a nutritional and growth profile database of many forage crop species and varieties. This database has been used to create a forage species matrix that provides a best fit solution to the nutritional (qualitative) and dry matter (quantitative) requirements of the dairy herd. Such research and development strategies will continue to be used to develop and evaluate new forage species as they become available through commercial breeding programs and from within our own breeding collaborations.

Animal Genetics and Type Evaluations

The research farm acquired livestock across a range of breed types and calving seasons. Detailed records have been kept on productivity (milk yield), reproductive performance (conception rate to artificial insemination and natural mating), health, body condition and heat tolerance. Analysis of these records has resulted in the development of a livestock strategy that will complement the forage strategy and produce the desired performance both on a production and cost basis. The key findings indicated that U.S. Holsteins are less suitable for the pasture-based farming systems than Holstein / Jersey crosses and purebred Jersey breeds. The ideal calving season to make most effective use of grown forage and minimize environmental stress on the cow is to have herd calving seasons in the spring and autumn and in particular avoid trying to calve and mate in the summer when heat adversely affects both production and reproductive performance in the cow. Specific mating systems and seasonal calving strategies are a key differentiator of a pasture-based system when compared to a traditional, confinement dairy system. The results of such testing allowed us to develop strategies which are instrumental to the intellectual property including those surrounding species selection, culling programs and reproduction management strategies.

Supplemental Feed Inputs

The prevalence of U.S. genetics in the herd required that supplemental feed input analysis be undertaken to assess what feed levels and feed formulations were necessary to complement a pasture-based diet. This analysis is required in order to achieve the targeted stocking rates while maintaining a feed plan that will deliver sufficient energy to the livestock. The use of supplementary feeds is contrary to a New Zealand-based system where it would not be unusual for there to not be any supplemental feeding strategy utilized. Led by Dr. Watson, we undertook a close examination of energy and trace element intake, which is required to ensure that a complete diet is fed to the livestock to meet the nutritional requirements for body maintenance and milk production.

Results of this work have indicated that a pasture only diet is not possible with a 100% U.S. genetic base. The research has resulted in the development of a specific supplemental feeding strategy which incorporates between 25% and 30% concentrated corn-based feed. An understanding of how to manage this supplemental feeding strategy on a day to day basis, in response to monitoring forage development and key performance indicators such as production per cow, is also core to the intellectual property that has been developed through this research. Such a strategy must be included in the overall system to balance energy and mineral requirements of the milking animal. From this data, a genetic improvement program has been developed that will look to increase the proportion of Jersey and Jersey crosses and incorporate smaller framed New Zealand Holstein genetics into the herd to improve reproductive performance and feed efficiency on a pasture-based system.

Nutrient Management

The research farm has undertaken studies to evaluate the environmental impact of the pasture based system and associated effluent management processes. Serial soil analyses have been used to track the profile of key nutrients and organic matter in the soil including nitrates, phosphate and potassium and carbon sequestration. Results to date indicate that the system developed on the research farms delivers no nutrient loading, an improvement in nitrogen fertilizer use efficiency over row crop production and an improvement in soil physical properties (organic matter, and structure). It is anticipated that these trials will identify key areas where pasture based animal production has significant environmental advantages.

Research has been undertaken to quantify the impact of animal waste production and management in the grazing system. We have worked closely with Land Grant Universities and State Departments of Agriculture to quantify waste management parameters and implement policy changes that reflect the improvements of the grazing system over the confinement feeding systems.

Competitive Strengths

Key Cullen Agritech personnel have extensive experience in improving yields through applying pasture based farming techniques

Significant time and resources have been invested by our key personnel, including Dr. Richard Watson, a member of our board of directors and the Chief Scientific Officer of Natural Dairy, in developing the necessary capabilities to deploy our pasture-based technologies. Dr. Watson has an extensive background in pastoral science and technology, from the laboratory to commercialization and industry application of technologies.

We have also assembled an experienced group of pastoral scientists and dairy science industry participants to serve on our advisory board to further enhance our position as an innovative technology company with the ability to bring efficient pasture-based production systems to the agricultural community in the U.S. The members of our advisory board have access to embryo, semen and genetic screening technologies (SNP-chip) that may accelerate genetic improvement and deployment of these lines in the U.S. dairy industry.

Tested model through research farms developed by key Cullen Agritech personnel to provide cost advantages

Our proprietary farming system was developed and tested on research farms in Girard, Georgia. These farms were established to develop and test the proprietary grazing system that Natural Dairy plans to roll-out in the Southeastern U.S. Although we do not own these research farms, we own all the intellectual property associated with the farming system developed on these farms. The first research farm began producing milk in March 2008. During 2008, it was used to refine and develop the farming system. This research was focused on the development of a pasture crop system that maximized the production and utilization of grown pastures. Breeding and calving season trials have been conducted to optimize the relationship between feed grown on farm and the feed demand of the herd. During 2010, the farming system was refined and has achieved favorable production cost results, proving the efficiency of the system.

Forage based system provides lower cost per hundred pounds (“cwt”) of dairy production

The cost of producing milk will vary greatly depending on the region, the exact management practices and quality of farmers. For a majority of dairy farmers, the high dependence on the use of corn-based concentrate as a feedstock results in a high cost base. The use of pasture as a replacement for corn-based concentrate in our model reduces this expense, creating a much more economically-sustainable cost structure. Our model will also be less labor intensive and is more likely to have reduced animal health costs due to healthier and less confined conditions.

The chart below depicts the cost structures of various dairy farm operating models. The New Zealand pasture-based grazing model has generally operated at $8.00-$10.00 per cwt cost levels. Given the research and development completed to date, Natural Dairy’s management believes that a cost structure as low as $10.00 per cwt is achievable in the long term. In comparison, the traditional U.S. confinement based model operated at an average of $19.10 per cwt during 2007 and 2008 ($20.02 per cwt for the U.S. Southern Seaboard region).

Chart 1: Cost Comparison of Different Farming Models.
Source: U.S. Department of Agriculture (“USDA”), Cullen Agritech Management.

Natural Dairy is strategically located in a region of high demand coupled with a shortage in supply

Natural Dairy’s roll-out will be focused in the Southeastern U.S. where there is currently a shortage in the supply of fresh liquid milk. In addition, the U.S. represents the third largest liquid milk market in the world, a large proportion of which is represented by the Eastern Seaboard. Natural Dairy will be strategically positioned to help fill that supply gap and produce milk for this market, which is currently undersupplied.

Efficient production per cow

We intend to utilize pasture production systems that optimize seasonal qualitative attributes of the pasture to best match the energy demands of its herds. Under these systems, the cow is provided sufficient nutrients to meet her needs for body maintenance and milk production. We intend to employ energy balances (the difference between the energy gained from feed intake and the energy expenditure associated with different physiological functions such as maintenance, milk production, pregnancy, and growth) to ensure that the cows are fed enough pasture to achieve the highest possible production targets in the most cost effective manner. Management believes this level of feed management sets us apart from other grazing operations in the U.S.

Cullen Agritech’s system will result in healthier livestock and increased longevity

The common U.S. dairy industry cow is the U.S. Holstein. Our model is suited to smaller framed livestock such as Jersey/Holstein cross-breeds or a Friesian Holstein. These breeds of livestock generally have longer productive lives than a typical U.S. Holstein, which is further lengthened by the healthier conditions associated with our pasture-based farming system which we own. This longevity is expected to result in reduced livestock culling rates and additional revenue from surplus livestock sales. Livestock managed under the system are also likely to have fewer health issues due to increased exercise and exposure to cleaner, less confined living conditions. As a result animals are healthier and the speed at which infection can spread throughout a herd is reduced. This, in turn, results in increased longevity as well as reduced health-related operating expenses on the farms.

Reduced labor costs

We will utilize milking systems which are custom made to maximize efficiency and minimize labor costs. This technology, combined with a unique and efficient farm design and management strategy, results in reduced labor costs, further reducing the cost of production under the system that we will utilize.

Potential to achieve higher pricing in the future

Management believes the demand for naturally produced food animal products is increasing as the population’s concern with how their food is produced increases. General awareness of the animal ethics and human health benefits of the grazing-based production system have also grown. For instance, a USDA survey showed that 48% of U.S. consumers now recognize “Grass-fed” as a brand.

Products from animals fed on a pasture dominant diet have been found to contain higher levels of a number of naturally occurring metabolites that have proven human health benefits. The fermentation of the pasture diet in grazing animals by rumen bacteria create higher levels of conjugated linoleic acid (CLA), omega-3 and 6 fatty acids and vitamins A and E in the milk. Production of these qualities in milk produced by confinement cows is reduced by the heavy-starch grain diet, which reduces the formation of these beneficial fermentation products.

Currently, there is a small but rapidly growing market for grass-fed or pasture-fed beef products. However, grass-fed milk products are limited due to dominance of the confinement model and the lack of producers who have the technical knowledge to produce milk on pasture year round.

Natural Dairy has the ability to produce grass-fed milk year round in selected markets. Further, expected milk production levels may in the future result in availability of separate processing, with Natural Dairy’s grass-fed milk being processed separately from other milk. However, Natural Dairy milk will be initially sold as standard milk along with milk from confinement production. This means it will not initially receive premium pricing for its milk products on the basis of its “grass-fed” product. The Company is also exploring the ability to produce grass-fed beef products, which also could be sold for a premium in the marketplace.

Strategic agreements and relationships allow for efficient large scale rollout of pasture based system

As described in more detail below, Cullen Agritech entered into a strategic cooperation agreement with New Zealand Agritech, Inc. (“NZ Agritech”), New Zealand’s national representative body for agricultural technology companies operating in New Zealand, to promote the interests of NZ Agritech and its members. Cullen Agritech will assist members of NZ Agritech to mitigate barriers of market entry and provide the opportunity to realize potential growth in various markets. This alliance reflects an important connection to participants of New Zealand’s agricultural technology industry and enables us to offer its customers the benefit of our advanced technologies.

We believe that this and other potential strategic relationships will help to build our business and operations.

Joint Venture Opportunities

Our business encompasses a broad exposure to third parties operating within the agricultural science industry, including those which have developed or that otherwise promote products and/or technologies that compliment our business objectives. A number of these third parties are seeking to expand into markets in which we will undertake business activities. Management believes that we are positioned to partner with such third parties to assist with market entry and that joint venture opportunities exist in respect to product and technology adaptation services, in addition to potential marketing arrangements.

On August 11, 2009, Cullen Agritech entered into a strategic cooperation agreement with NZ Agritech. Pursuant to the agreement, Cullen Agritech will assist members of NZ Agritech to mitigate barriers of market entry and provide the opportunity to realize the potential growth in various markets. NZ Agritech in turn will actively promote to its members its alliance with Cullen Agritech. Accordingly, this relationship with NZ Agritech presents Cullen Agritech with the opportunity to enter joint ventures and strategic alliances with New Zealand companies offering innovative products and technologies which promote efficient farming systems, including those seeking assistance with adaptation to the Southeastern U.S. The agreement is perpetual in nature but may be terminated by either party upon three months’ notice. Cullen Agritech is obligated to pay a fee to NZ Agritech annually, in arrears, based on its dealings with NZ Agritech’s members. No such dealings have taken place to date and therefore no fee is currently owed. The fee is to be negotiated on a year by year basis.

Within the U.S., we believe the know-how residing in its pasture-based farming system will present the opportunity for joint ventures with federal and state departments and businesses including dairy cooperatives, universities, training institutions and farmers.

Customers/Sales and Marketing

We intend to partner with and provide services to some of the world’s largest agricultural companies, including producer cooperatives, corporate farmers, investment funds and agricultural technology providers. Our expertise can be applied across a range of global regions and production systems that utilize pasture systems and technologies for food animal production and can assist industry and government organizations in adapting these technologies to their regions and production requirements. Natural Dairy’s customer base will be predominately milk cooperatives that supply processing facilities.

Competition

Potential competitors are large agricultural technology and service providers that might develop a globally focused consultancy capacity that is focused on the grazing model and technologies. To our knowledge, there is currently no other entity operating in the global grazing technology industry, provided, however companies could potentially develop this capability. These potential competitors include PGG Wrightson (NZ), Livestock Improvement Corporation (NZ), New Zealand Farming System Uruguay (NZ), Grasslands Consultancy LLC (Mo, USA), Manuka Farming (Chile) and Fonterra. To management’s knowledge, none of these companies currently provide agricultural consultancy services of significance outside their country of incorporation and may have limited capacity to move to other regions as a technology provider.

Although Natural Dairy will face competition from other liquid milk producers across the U.S., the effect of such competition is not expected to be adverse given the supply gap that exists in the liquid milk market in the Southeastern U.S.

Employees

Currently, we have two employees, none of which are represented by any unions, nor are we otherwise subject to any collective bargaining agreements. We have never experienced a strike or similar work stoppage. We consider our relations with our employees to be good.

Properties

We maintain our executive offices at 1431 N. Jones Plantation Road, Millen, Georgia 30442.  This land is included in the approximately 2,300 acres of farmland we own in the State of Georgia. Cullen Holdings loaned us part of the purchase price for the land and the land is subject to a mortgage securing this loan.  The loan is evidenced by a promissory note that accrues interest at the rate of 8% per annum. As of June 30, 2010, the principal balance outstanding on the promissory note was $4,083,036.

Legal Proceedings

We are not party to any litigation.

On December 9, 2009, a second amended class action complaint, styled Goodman v. Watson, et al., was filed in the Court of Chancery of the State of Delaware against the former directors of Triplecrown. The complaint alleges that the defendants breached their fiduciary duties and their duty of disclosure in connection with the Merger. The plaintiff seeks, as alternative remedies, damages in the amount of approximately $9.74 per share, to have Triplecrown’s trust account restored and distributed pro rata to members of the putative class, a quasi-appraisal remedy for members of the putative class, and an opportunity for members of the putative class to exercise conversion rights in connection with the Merger.  The defendants filed an answer on December 23, 2009. The former directors intend to defend this action vigorously but can provide no assurance as to the manner or timing of its resolution. Adjustments, if any, that might result from the resolution of this matter have not been reflected in the condensed consolidated financial statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Financial and Other Data” and our financial statements and the related notes to those statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. The Company’s actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a development stage company. Since October 22, 2009, our activities have been primarily focused on raising capital to fund our business plan.

Our principal focus is to use our intellectual property in forage and animal sciences to improve agricultural yields. The Company was formed to develop, adapt and implement grazing-based farming systems in regions of the world where the geophysical and climatic conditions are suitable for a pasture-based model. While the potential for the pasture or grazing model is significant in many of the world’s developed and developing economies, the systems are highly specific and require significant adaptation and modification to be successful. To date, we have not generated any revenue and will not do so until we have sufficient funds to implement our business plan described below.

We have been in the process of attempting to obtain land development financing secured by the property we own and operates to support our working capital needs and implement our business plan.  However, due to the recent performance of farming operations in the Southeastern United States, as well as the general economic downturn, financial institutions have been unwilling to provide such financing.  As a result, we have been unable to obtain the necessary funding to support the implementation of our business plan at this time.

In the case of dairy, we believe that cost savings of up to 40-50% are achievable in the long term. Further, we believe the high cost structure, which is employed by over 95% of milk producers in the United States and supported by government subsidies, will help to maintain a floor to milk prices in the United States and provide us with long term margin protection. By having direct access to a domestic market, we believe our business plan provides a unique opportunity to invest directly into food production while limiting earnings volatility linked to foreign exchange exposure, typically associated with returns from commodity production in exporting countries, such as NZ. In addition, we believe the potential opportunity to vertically integrate, while maintaining control of the supply chain, provides a further opportunity to reduce volatility and maximize profitability.

As of October 27, 2010, we owned approximately 2,300 acres of agricultural land in the state of Georgia. During October 2010, we entered into contracts with unrelated parties for the sale of approximately 1,150 acres, or approximately 50%, of the land we own. We continue to explore the disposition of the remaining 1,150 acres we own, however, there is no assurance that we will be successful in such efforts. Until such time where we can raise adequate financing to deploy our pasture based dairy and beef business plan, we have begun to utilize our pasture and general farming expertise to conduct various farming activities on the land. We are also considering utilizing a portion of the land for the production of pasture-finished beef products. Grass-fed beef has been proven to be better for your health, better for the environment and promotes improved animal ethics. As a result, there is a rapidly growing market for grass-fed beef products in the U.S., which at the retail levels can sell for a 50-100% premium over grain-fed beef. We believe the existing supply-chain infrastructure would provide us with immediate access to sell into the grass-fed market.

Business Combination

On October 22, 2009, the Company consummated the Merger. Prior to the Merger, the Company was a wholly owned subsidiary of Triplecrown, Merger Sub was a wholly owned subsidiary of the Company and Cullen Holdings was the sole stockholder of Cullen Agritech. Pursuant to the Merger, (i) Triplecrown merged with and into the Company with the Company surviving as the new publicly-traded corporation and (ii) Merger Sub merged with and into Cullen Agritech with Cullen Agritech surviving as a wholly owned subsidiary of the Company. As a result of the Merger, the former security holders of Triplecrown and Cullen Agritech became the security holders of the Company. Thus, the Company is now a holding company, operating through its wholly-owned subsidiary, Cullen Agritech.

In connection with the Merger, Triplecrown entered into “forward contracts” to purchase approximately 39.4 million of the shares of its common stock sold in its initial public offering in privately negotiated transactions from stockholders who would otherwise have voted against the Merger for an aggregate purchase price of approximately $385 million. The closing of such purchases was effected on the closing out of the funds that were held in Triplecrown’s trust account and were released as a result of the Merger. In connection with such purchases, Triplecrown paid a fee to Victory Park Capital Advisors, LLC of $1,154,157 for purchasing an aggregate of approximately 15.5 million shares from stockholders who would otherwise have voted against the Merger.

Upon completion of the Merger, Cullen Holdings, the prior holder of common stock of Cullen Agritech, which is beneficially owned and controlled by Eric Watson, was issued 15,881,148 shares of the Company’s common stock for his interest in Cullen Agritech. Of this amount, 1,588,114 shares were deposited in escrow to secure the indemnification obligations owed to Triplecrown under the Merger Agreement. Additionally, two consultants to Triplecrown were issued an aggregate of 455,000 shares of common stock of the Company.

After payment of converting stockholders and forward contracts (including fees), approximately $3.7 million was disbursed to the Company. After payment of transaction related expenses (excluding deferred underwriting commissions), there was approximately $3.1 million available for Cullen Agritech’s working capital requirements.

Results of Operations

For six months ended June 30, 2010, we had a net loss of $1,109,745. Our expenses of $968,291 for the six months ended June 30, 2010 consisted primarily of legal, accounting and consulting fees, payroll and employee related expenses, and other general corporate and administrative expenses of $246,573, $144,350, $408,481, and $168,887, respectively.

For three months ended June 30, 2010, we had a net loss of $515,267. Our expenses of $437,473 for the three months ended June 30, 2010 consisted primarily of legal, accounting and consulting fees, payroll and employee related expenses, and other general corporate and administrative expenses of $84,693, $45,751, $215,662, and $91,367, respectively.

For the period from June 3, 2009 (inception) through June 30, 2010, we had a net loss of $1,722,271. Our expenses of $1,493,215 for the period from June 3, 2009 (inception) through June 30, 2010 consisted primarily of legal, accounting and consulting fees, payroll and employee related expenses, and other general corporate and administrative expenses of $440,400, $281,790, $538,330 and $232,695, respectively.

For the period from June 3, 2009 (inception) through December 31, 2009, we had a net loss of $612,526. Our expenses of $524,924 for the period from June 3, 2009 (inception) through December 31, 2009 consisted primarily of legal, accounting and consulting fees of $314,558 as well as payroll and employee related expenses of $150,481 and other general corporate and administrative expenses of $59,885.

In connection with the Merger, Natural Dairy and Triplecrown entered into a land purchase contract with Grimsley LLC on June 27, 2009, as amended, to purchase 3,618 acres of farmland in the State of Georgia. A deposit in the aggregate amount of approximately $1.7 million was made and the parties intended to close on the purchase contract on September 30, 2009. From September 30, 2009 to October 16, 2009, Natural Dairy was waiting for the seller of the land to satisfy its closing conditions which were satisfied and the closing on the sale of the property occurred on October 16, 2009.

Additionally, upon the closing of the Merger, we issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing part of the purchase price of the land (see Note 6 to our financial statements for the period from June 3, 2009 (inception) to December 31, 2009 and Note 3 to our financial statements for the six months ended June 30, 2010). The note was to be repaid as soon as practicable but no later than January 20, 2010 (90 days from the date of issuance). This amount was to be repaid to Cullen Holdings at closing of the Merger but sufficient funds were not available. On March 30, 2010, the parties amended the terms of the promissory note to extend the maturity date to January 20, 2011. The promissory note accrues interest at the rate of 8% per annum. For the six months ended June 30, 2010, we had interest expense of $200,770, related to this note. For the three months ended June 30, 2010, we had interest expense of $97,951 related to this note. For the period from June 3, 2009 (inception) through June 30, 2010, we had interest expense $312,129 related to this note.

For the six months ended June 30, 2010, we had other income, net of $60,071 related to lease income, interest income, rental of property, the sale of timber and gain from the sale of land and a $662 provision for income tax. For the three months ended June 30, 2010, we had other income, net of $20,565 related to lease income, interest income, the sale of timber and loss from the sale of land and a $315 provision for income tax. For the period from June 3, 2009 (inception) through June 30, 2010, we had other income, net related to lease income, interest income, rental of property, the sale of timber and loss from the sale of land of $84,148 and a $982 provision for income tax. For the period from June 3, 2009 (inception) through December 31, 2009, we had other income related to rental of the property of $24,077 and a $320 provisions for income tax.

Financial Condition and Liquidity

We were formed as a wholly owned subsidiary of Triplecrown. From our inception in June 3, 2009 until the completion of the Merger on October 22, 2009, our activities were limited to our organization, the preparation and filing with the SEC of a Registration Statement on Form S-4 and other matters related to the Merger. Since October 22, 2009, our activities have been primarily focused on raising capital to fund our business plan.

On October 22, 2009, $538,810,161 was held in Triplecrown’s trust account. Upon consummation of the Merger, the funds were disbursed as follows: $149,007,989 to stockholders who voted against the transaction and elected to convert their shares into a pro rata portion of the Triplecrown trust account (approximately $9.76 per share); $384,950,260 to the third parties who entered into stock purchase agreements with Triplecrown pursuant to which Triplecrown agreed to purchase such parties’ Triplecrown shares in connection with the Merger; $1,154,157 in fees paid to Victory Park Capital Advisors, LLC for the aggregation of shares from such third parties; the remaining $3,697,755 from Triplecrown’s trust account was received by us upon consummation of the Merger. Of this amount, $640,000 was used to pay expenses and fees associated with the transaction, resulting in net proceeds to the Company of $3,057,755. The net proceeds received by us are being used for general working capital purposes.

As of December 31, 2009 and June 30, 2010, we had $1,292,204 and $511,681 of available cash, respectively. During the period from June 3, 2009 (inception) through June 30, 2010, we did not have any sources of revenue, other than lease, interest and timber sale income.

As reflected in the accompanying audited consolidated financial statements, we had a net loss of $612,526 for the period from June 3, 2009 (inception) through December 31, 2009 and a net loss of $1,722,271 for the period from June 3, 2009 (inception) through June 30, 2010 (unaudited). As of December 31, 2009 and June 30, 2010, we had working capital deficiency of $2,199,282 and $3,496,101, respectively.

Upon the consummation of the Merger, we issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing part of the purchase price of the land to be used by the Company following the closing of the Merger. The note was to be repaid as soon as practicable but no later than January 20, 2010 (90 days from the date of issuance). This amount was to be repaid to Cullen Holdings at closing of the Merger but sufficient funds were not available. On March 30, 2010, Cullen Holdings agreed to extend the maturity date of the note to January 20, 2011. In consideration of this extension, the Company granted to Cullen Holdings a mortgage on the land that is the subject of the promissory note. The note continues to accrue interest at the rate of 8% per annum. As of December 31, 2009, the Company had repaid Cullen Holdings $1,000,000 of the note, consisting of $986,343 of principal and $13,657 of interest, and $5,867,575 of the principal remained outstanding. As of June 30, 2010, the Company had repaid Cullen Holdings $3,000,000 of the note, consisting of $2,947,591 of principal and $52,409 of interest, and $4,083,036 of the principal remained outstanding.

In January 2010, the Company entered into an agreement to sell 340 non-irrigated acres of our property. The sale of the parcel of land closed on February 6, 2010 for an aggregate purchase price of approximately $613,000 or approximately $1,800 per acre. The sale price per acre of the 340 acres sold was lower than the average price per acre at which the 3,600 acres were purchased. This is due to the fact that the 340 acres sold were non-irrigated, while the 3,600 acres that were originally purchased were a mixture of irrigated and non-irrigated acres. We estimate the original purchase price for this land to be $594,794 and have booked a gain from the sale of this property of $6,321 as other income, net during the three and six months ended June 30, 2010.

In June 2010, we entered into an agreement to sell 240 acres of land, of which 200 acres were irrigated and 40 acres were non-irrigated. The sale of the parcel of land closed on June 25, 2010 for an sales purchase price of $776,688 or approximately $3,236 per acre. The sale price per acre sold was higher than the average price per acre at which the 3,600 acres were originally purchased. This is due to the fact that the 240 acres sold were mostly irrigated, while the 3,600 acres that were originally purchased were a mixture of irrigated and non-irrigated acres. We estimate the original purchase price for this land to be $807,239 and have booked a loss from the sale of this property of $53,489 as other expense during the three and six months ended June 30, 2010.

For the three and six months ended June 30, 2010, the Company recognized a gain on sale of equipment totaling $2,701.

Subsequent Events

On July 26, 2010, we entered into a Sales Contract (“Roller Agreement”) with Wilbert Roller pursuant to which we will sell to the buyer approximately 1,070 acres of land for $2 million. Cullen Holdings holds a mortgage on the land being sold and has agreed to release usfrom such mortgage upon consummation of the land sale, in order for us to consummate the sale. We intend to use substantially all of the proceeds from the sale of the land to repay a portion of the existing promissory note held by Cullen Holdings. On October 8, 2010, we were notified that the buyer was terminating the contract because it was unable to obtain the necessary financing to purchase the land.

 On September 23, 2010, we entered into a Sales Contract with Landee Acres, LLC (“Landee”) pursuant to which we were to sell to Landee approximately 1,200 acres of land for approximately $2.8 million.  The agreement was subject to a 14-day due diligence period for Landee to examine the land, during which time Landee could terminate the contract for any reason with no penalty. On October 8, 2010, we were notified that Landee was terminating the contract because it was unable to obtain the necessary financing to purchase the land. On October 15, 2010, we entered into a new Sales Contract with Landee pursuant to which we will sell to Landee approximately 700 acres of land for an aggregate of $1.45 million. The Sales Contract also provides for us to grant Landee an option to purchase an additional approximate 500 acres of land for approximately $1.49 million, the option must be exercised and the sale must occur by September 1, 2011; provided however that if the option is exercised and the sale is consummated on or before March 31, 2011, the purchase price for this land would be reduced by $50,000. The closing of the purchase of the 700 acres of land has taken place on October 26, 2010.

On September 28, 2010, we entered into a Sales Contract with Benny Mims pursuant to which we will sell to the buyer approximately 500 acres of land for approximately $1.6 million.  Cullen Holdings holds a mortgage on the land being sold and has agreed to release the Company from such mortgage in order for the Company to consummate the sale.  Weintend to use all or a portion of the proceeds from the sale of the land to repay any then remaining amounts outstanding under the existing promissory note held by Cullen Holdings. It is anticipated that the closing of the purchase will take place on or about October 28, 2010.

In October 2010, we issued 300,000 shares of common stock for an aggregate purchase price of $600,000 (or $2.00 per share) to an investor in a private placement.

On October 22, 2010, the Company entered into a Sales Contract with Don and Alisa Burke pursuant to which the Company will sell to the buyer approximately 154 acres of land for approximately $288,713.  Cullen Holdings holds a mortgage on the land being sold and has agreed to release the Company from such mortgage in order for the Company to consummate the sale.  The Company intends to use all or a portion of the proceeds from the sale of the land to repay any then remaining amounts outstanding under the existing promissory note held by Cullen Holdings. It is anticipated that the closing of the purchase will take place on or about October 27, 2010.

Going Concern Consideration

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed consolidated financial statements, we are a development stage company and have incurred a net loss of $1,722,271 for the period from June 3, 2009 (inception) through June 30, 2010, and have $511,681 of cash as of June 30, 2010. Additionally, upon the consummation of the Merger, the Company issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing part of the purchase price of a certain piece of land to be used by the Company following the closing of the Merger (see Note 6 to the Company’s financial statements for the period from June 3, 2009 (inception) to December 31, 2009 and Note 3 to the Company’s financial statements for the six months ended June 30, 2010). This amount was to be repaid to Cullen Holdings at the consummation of the Merger but sufficient funds were not available. On March 30, 2010, the Company issued a new note in replacement of the existing note which was past due. The new promissory note is in the amount of $5,066,985 and accrues interest at 8% per annum and is due on January 20, 2011. At June 30, 2010, the amount outstanding of the note was $4,083,036.

To date, we have not generated any revenue and will not do so until we have sufficient funds to implement our business plan. We have been in the process of attempting to obtain land development financing secured by the property we own and operate to support our working capital needs and implement our business plan. However, due to the recent performance of farming operations in the Southeastern U.S., as well as the general economic downturn, financial institutions have been unwilling to provide such financing. As a result, the Company has been unable to obtain the necessary funding to support the implementation of its business plan at this time. In order to continue to support its working capital needs or alternatively to retire certain of its outstanding debt, during October 2010, the Company entered into contracts with unrelated parties for the sale of approximately 1,150 acres, or approximately 50%, of the land it owns. The Company continues to explore the disposition of the remaining 1,150 acres it owns; however, there is no assurance that the Company will be successful in such efforts.  Until such time where the Company can dispose of the remaining land it currently owns or raise adequate financing to deploy its pasture based dairy and beef business plan, it has begun to utilize its pasture and general farming expertise to conduct various farming activities on the property. These activities include, but are not limited to, the growing of pasture to raise calves, the growing of corn for use as feed and sale to third parties and the grazing of beef cattle on pasture.  The Company has sold portions of its unused land (as indicated above), reduced salaries paid to its employees and curtailed operations in order to raise capital and reduce operating expenses.  Additionally, the Company is in the process of exploring all financing and strategic alternatives available to it, including the possibility of disposing of or leasing additional portions of its land in order to continue to support its working capital needs or alternatively to retire certain of its outstanding debt to reduce its interest obligations. The Company will also explore alternative opportunities available to it outside the agricultural space and its current business plan in an effort to maximize shareholder value.  There is no assurance, however, that the Company will be successful in such efforts. If the Company is unable to secure additional financing or find another strategic alternative, the Company will not have sufficient capital to implement its business plan and may be forced to suspend all operations until such time as capital or another strategic alternative is available to it.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or acquired any non-financial assets.

Contractual Obligations

On June 1, 2010, we entered into an agreement with an unrelated third party for the lease 753 acres of the Company’s property, from June 1, 2010 through December 31, 2010. This area of land consists of 500 irrigated acres and 253 non-irrigated acres. The agreement calls for the unrelated third party to pay, in advance, $175 per acre of irrigated land and $50 per acre of non-irrigated land. We received $100,150 for the lease of this land during June 2010.

On June 1, 2010, we entered into an agreement with Hart Acquisitions, LLC (“Hart”), an affiliate of Richard Watson, for the lease 120 acres of our property, from June 1, 2010 through December 31, 2010. This area of land consists of 100 irrigated acres and 20 non-irrigated acres. The agreement calls for Hart to pay, in advance, $175 per acre of irrigated land and $50 per acre of non-irrigated land. We received $18,500 for the lease of this land during June 2010.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 1 to the consolidated financial statements. However certain accounting policies are particularly important to the portrayal of financial position and results of operations and require the application of significant judgments by management. In applying those policies, management used its judgment to determine the appropriate assumptions to be used in determination of certain estimates. Our accounting policy will be to use estimates based on terms of existing contracts, observance of trends in the industry and information available from outside sources, as appropriate.

Market Risk

Our primary exposure to market risk consists of risk related to changes in interest rates. We have not used derivative financial instruments for speculation or trading purposes.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Eric J. Watson	51	Chief Executive Officer, Secretary, Treasurer and Director
Richard Watson	38	Director and Chief Scientific Officer of Natural Dairy
Edward J. Mathias	68	Director
Robert B. Hersov	50	Director
Kerry Kennedy	51	Director
Richard Y. Roberts	59	Director
Edward Hanson	35	Director

Eric J. Watson has been our chief executive officer, secretary and treasurer and a member of our board of directors since our inception in August 2009. Mr. Watson was also the chairman and treasurer of Triplecrown from its inception in June 2007 until the Merger in October 2009. He has also been the chief executive officer of Cullen Agritech since its inception in June 2009. He has been instrumental in our early development and his business experience includes numerous acquisitions which make him well-suited to act as our chief executive officer as we seek to expand our business.

Since January 1995, Mr. Watson has been the executive chairman of, and interests associated with him own, Cullen Investments Limited, an international private investment company which has its origins in a start up founded by Mr. Watson through which he has actively invested his own capital in a range of successful mergers and acquisitions. Mr. Watson and his associated interests have a substantial portfolio comprising interests in the fashion retail, financial services, real estate, sports and entertainment sectors. Cullen Investments interests include ownership of Bendon, a global lingerie company whose prestige brands include the licensed Elle Macpherson Intimates and Stella McCartney labels.

From July 2005 until December 2007, Mr. Watson served as the chairman of the board and treasurer of Endeavor Acquisition Corp., an NYSE Amex listed blank check company formed to acquire an operating business. Endeavor Acquisition Corp. consummated its business combination with American Apparel, Inc. on December 12, 2007. From January 2007 to April 2009, Mr. Watson was the chairman of the board and treasurer of Victory Acquisition Corp., a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in any industry other than the franchising, financial services or healthcare industries. Victory Acquisition Corp. did not consummate a business combination and liquidated as a result.

Prior to founding Cullen Investments, Mr. Watson was the founding chairman and largest stockholder of Blue Star Group, a retail and distribution group he founded in January 1992. In 1996, Blue Star Group was sold to U.S. Office Products, a diversified supplier of a broad range of office products and business services to corporate customers. Until August 1999, Mr. Watson continued as executive chairman of Blue Star Group, a wholly-owned subsidiary of U.S. Office Products after the acquisition. Following the acquisition of Blue Star Group by U.S. Office Products, Mr. Watson served as a director of McCollam Printers from July 1997 to June 1998. Prior to serving with U.S. Office Products, Mr. Watson held several positions with Xerox Corporation, an office products company, including president of operations for Australasia.

Mr. Watson received a Diploma of General Management from Auckland University in 1989. Mr. Watson is the half-brother of Dr. Richard Watson, a member of our board of directors.

Richard Watson has served as the chief scientific officer of Natural Dairy since September 2009 and has served as a member of our board of directors since October 2009. Dr. Watson was one of the key individuals that helped create and refine the intellectual property utilized in our business. From June 2008 until September 2009, Dr. Watson was employed by Cullen Investments. From October 2006 to June 2008, Dr. Watson served as a senior scientist in the Forage Improvement Group at AgResearch (NZ), New Zealand’s largest Crown Research Institute with expertise in biological science. While there, he led the development of the proprietary farming system and completed all the testing and research related to the forage, livestock and farm management strategies that is utilized by Cullen Agritech. From January 2004 to August 2006, Dr. Watson was affiliated with the Department of Plant and Soil Sciences at Mississippi State University where he served as the State Extension Forage Specialist and Assistant Research Professor (the first non-U.S. person to hold this position and the first New Zealander to hold a State Forage Extension appointment in the U.S.). From April 2000 to December 2002, Dr. Watson served in a post-doctoral faculty position with the Department of Crop and Soil Science at the University of Georgia. Dr. Watson received a Bachelor of Agricultural Science, Master of Applied Science (with honors) and Doctor of Philosophy degrees from Massey University. Dr. Watson is the half-brother of Eric J. Watson.

Edward J. Mathias has been a member of our board of directors since October 2009. We believe his public company and investing experience, together with his contacts and relationships, make him well-qualified to be a member of our board of directors.  Mr. Mathias was involved with the founding of The Carlyle Group, a global private equity firm headquartered in Washington, DC, which now has more than $87.9 billion under management. He has been a managing director since January 1994 and presently serves as an Investment Committee member for a number of Carlyle’s partnerships. Previously, Mr. Mathias served on the management committee and board of directors of T. Rowe Price Associates, Inc., an investment management organization where he was employed from 1971 to December 1993. He was a director of Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown from June 2007 to October 2009. He has also been a director of NexCen Brands, formerly Aether Systems, since June 2002 and Allied Capital Corp. since January 2009. Mr. Mathias also serves on The Howard Hughes Institute’s Investment Advisory Committee. Mr. Mathias received an M.B.A. from the Harvard Business School in 1971 where he is on The Board of Dean’s Advisors and a B.A. from The University of Pennsylvania in 1964 where he is currently a trustee and member of The Penn Investment Board which oversees the University’s endowment.

Robert Hersov has been a member of our board of directors since October 2009. We believe his public company and investing experience, together with his contacts and relationships, make him well-qualified to be a member of our board of directors.  We also believe Mr. Hersov’s investment background will assist us in sourcing new avenues of financing needed to expand our business.  Since January 2004, Mr. Hersov has been the vice chairman of NetJets Europe Ltd., a subsidiary of NetJets, Inc., a private aviation and fractional jet ownership company which was acquired by Berkshire Hathaway Inc. in 1998. Mr. Hersov founded and, from December 2002 to April 2004, served as the chief executive officer of Marquis Jet Europe, a private aviation company which was acquired by NetJets, Inc. in 2004. Since September 2007, Mr. Hersov has served as a non-executive director of Australian privately-owned company Global Aviation Leasing Group. Mr. Hersov is also chairman of Sapinda Limited, a UK private company, which is the main shareholder of Vatas GmbH, a private German investment company. Mr. Hersov also founded and, from October 1998 to December 2002, served as the chairman of Sportal Ltd., a company that operates an Internet site that offers sports-related games and videos. From October 1996 to September 1998, he served as the executive director of Enic plc, a holding company listed on the London Stock Exchange that invests primarily in the sports and media sectors. From September 1995 to September 1997, Mr. Hersov was the chief executive officer of Telepiu PayTV in Milan, Italy, a pay TV and digital satellite company. From March 1993 to August 1995, Mr. Hersov served as an executive director of Richemont, a tobacco, luxury and media conglomerate listed on the SWX Swiss Exchange.. Since June 2005, Mr. Hersov has been a member of the board of directors of Shine Media Acquisition Corp., a blank check company that was formed to acquire a direct or indirect interest in an operating business in the media and advertising industry in the People’s Republic of China. He was a director of Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown from June 2007 to October 2009. Mr. Hersov received a B.B.S. from the University of Cape Town in 1982 and a M.B.A. from the Harvard Business School in 1989.

Kerry Kennedy has been a member of our board of directors since October 2009. We believe her public company experience, together with her contacts and relationships, make her well-qualified to be a member of our board of directors.  She is an American human rights activist and writer. In April 1988, she established the Robert F. Kennedy Memorial Center for Human Rights and acted as its executive director until January 1995 working on diverse human rights issues. Ms. Kennedy has been the Chair of the Amnesty International Leadership Council since January 1996. She was a director of Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown from June 2007 to October 2009. She also serves on the board of directors of the International Center for Ethics and Justice and Public Life at Brandeis University. Ms. Kennedy received a B.A. from Brown University in 1982 and an LLM from Boston College Law School in 1987.

Richard Y. Roberts has been a member of our board of directors since October 2009. We believe his public company experience, together with his contacts and relationships, make him well-qualified to be a member of our board of directors.  We also believe his experience at the Securities and Exchange Commission will provide us with necessary insight into the requirements and needs of an emerging public company like ours. In March 2006, Mr. Roberts co-founded a regulatory/legislative consulting firm, Roberts, Raheb & Gradler LLC. He was a partner with Thelen Reid & Priest LLP, a national law firm, from January 1997 to March 2006. From August 1995 to January 1997, Mr. Roberts was a consultant at Princeton Venture Research, Inc., a private consulting firm. From 1990 to 1995, Mr. Roberts was a commissioner of the Securities and Exchange Commission, and, in this capacity, was actively involved in, has written about or has testified on, a wide range of subjects affecting the capital markets. Since leaving the Commission, Mr. Roberts has been a frequent media commentator and writer on various securities public policy issues and has assisted the Governments of Romania and Ukraine in the development of a securities market. He was a director of Nyfix, Inc. from September 2005 to December 2009, Endeavor Acquisition Corp. from July 2005 to December 2007, a director of Victory Acquisition Corp. from January 2007 to April 2009 and a director of Triplecrown from June 2007 to October 2009. From 1987 to 1990, he was the chief of staff for Senator Richard Shelby. He is a member of the Alabama Bar and the District of Columbia Bar. Mr. Roberts is a member of the Advisory Board of Securities Regulation & Law Reports, of the Advisory Board of the International Journal of Disclosure and Governance, and of the Editorial Board of the Municipal Finance Journal. Mr. Roberts also previously served as a member of the District 10 Regional Consultative Committee of the Financial Industry Regulatory Authority, the Market Regulation Advisory Board of the FINRA, and the Legal Advisory Board of the FINRA. Mr. Roberts received a B.E.E. from Auburn University in 1973, a J.D. from the University of Alabama School of Law in 1976, and a Master of Laws from the George Washington University Law Center in 1981.

Edward Hanson has been a member of our board of directors since October 2009. We believe his public company and investing experience, together with his contacts and relationships, make him well-qualified to be a member of our board of directors.  Mr. Hanson is a Director of Babcock & Brown (UK) Limited. Babcock & Brown is a principal investment firm headquartered in Sydney and Mr. Hanson has worked in the London office since 1997. He also runs the private equity fund, Babcock & Brown Global Partners, which he raised in July 2005. Babcock & Brown invest in asset backed businesses around the world. We believe Mr. Hanson’s investment background will assist us in sourcing new avenues of financing needed to expand our business. From 1996 to 1997, Mr. Hanson worked at Cavill White Securities, an investment bank in New Zealand. Mr. Hanson is a member of the board of directors of BGP Investment S.à r.l., a European real estate joint venture that pursues a range of property related activities including the acquisition and management of new assets and selected development projects. Mr. Hanson is also on the board of Corvus Capital, an AIM listed investment company. Mr. Hanson was a director of Triplecrown from June 2007 to October 2009. Mr. Hanson received a Bachelor of Commerce from the University of Auckland in New Zealand.

Advisory Board

We will seek guidance and advice from members of our advisory board. These individuals are not required to commit any particular amount of time to our business and will simply provide advice, introductions to potential customers, and assistance to us, at our request, only if they are able to do so. Nevertheless, we believe with their business background and extensive contacts, they will be helpful to our business.

Dr. Hugh Blair, Ph.D., has been a professor and head of the animal science department at Massey University since 1995. He was also appointed the deputy head of the Institute of Veterinary, Animal and Biomedical Sciences in 1998 and served as its acting head in 2009. Dr. Blair has held lectureships in the U.S., Scotland, Denmark, Canada and Ireland and has authored over 170 peer-review articles.

Dr. Joe Bouton, Ph.D., has been a senior vice president and forage improvement division director at the Samuel Roberts Nobel Foundation, a nonprofit organization conducting agricultural, forage improvement and plant biology research, providing grants to non-profit charitable, educational and health organizations, and assisting farmers and ranchers through educational and consultative agricultural programs, since May 2004. Previously, Dr. Bouton was a professor at the University of Georgia. He has 17 commercialized cultivars released for use in the U.S.

Bill Te Brake has served as a business development manager for the Institute of Veterinary, Animal and Biomedical Sciences at Massey University since June 2003. Mr. Brake has also hosted lectures in agricultural business and finance at Massey University.

Dr. Todd White, Ph.D., was an employee of Cullen Agritech from January 2010 to August 2010. From 2003 to 2010, Dr. White was a scientist with the Agricultural Systems Group of AgResearch and was appointed a senior scientist in 2008. At AgResearch, Dr. White lead research and development programs aimed at developing pasture-based animal production models. Prior to joining AgResearch, Dr. White spent three years in a post-doctoral forage research position at Iowa State University.

Dr. Brian McBride has been a professor at the Centre for Nutrition Modeling at the University of Guelph in Canada since September 1999. Prior to this, Dr. McBride served on the Board of Agriculture and Natural Resources for the U.S. National Academy of Sciences. Dr. McBride has also been a long-time member of the Committee on Animal Nutrition at the U.S. National Research Counsel (“NRC”), which coordinated the publication of the NRC’s Nutrient Requirement series on nutrient requirements of domestic animals. Dr. McBride has authored over 275 scientific publications in his career.

Mike Culpepper has been a private investor/consultant since June 2009. Previously, Mr. Culpepper served with the Georgia Department of Agriculture from June 1999 to June 2009 where his responsibilities included guidance for compliance of animal production systems.

Dr. Nick Hill, Ph.D., has served as a professor of plant sciences in the Department of Crop and Soil Sciences at the University of Georgia since January 1986. Dr. Hill leads research programs aimed at exploring the application of new forage species and the environmental impacts of grazing dairies in Georgia. Dr. Hill has also been a founding partner and president of Agrinostics Ltd., a diagnostic production company that tests corps for pathogens and toxins, since September 1997.

Independence of Directors

We adhere to the rules of the NYSE Amex in determining whether a director is independent. As a result, our board of directors consults with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The NYSE Amex requires that a majority of the board must be composed of “independent directors,” which is defined generally as a person other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Consistent with these considerations, our board of directors has affirmatively determined that Messrs. Mathias, Hersov, Kennedy, Roberts and Hanson are our independent directors.

Executive and Director Compensation

Our policies with respect to the compensation of our executive officers will be administered by our board in consultation with the compensation committee. Our compensation policies will be intended to provide for compensation that is sufficient to attract, motivate and retain executives of outstanding ability and potential and to establish an appropriate relationship between executive compensation and the creation of shareholder value. To meet these goals, the compensation committee will be charged with recommending executive compensation packages to our board of directors.

It is anticipated that performance-based and equity-based compensation will be an important foundation in executive compensation packages as we believe it is important to maintain a strong link between executive incentives and the creation of shareholder value. We believe that performance and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives. The adoption of the proposed incentive compensation plan and the management incentive compensation plan reflect and will reflect what we believe is a focus on performance- and equity-based compensation.

Executive Compensation

The following table sets forth compensation for our principal executive and financial officer and our only other executive officer (together, our “Named Executive Officers”) for the fiscal year ended December 31, 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Eric J. Watson Chief Executive Officer, Secretary and Treasurer	2009	-	-	-
Richard Watson Chief Scientific Officer of Natural Dairy, Inc.	2009	$28,962	-	$28,962

Eric Watson has agreed that he will not receive any salary or bonus from us until we have positive earnings before interest, taxes, depreciation and amortization. At that time, Mr. Watson will be paid a salary and bonus as approved by our board of directors.

Richard Watson is employed by Natural Dairy as Chief Scientific Officer pursuant to a three-year employment agreement entered on August 31, 2009.  Pursuant to the agreement, he receives a base salary of $35,000 and is issued $56,000 worth of our common stock on August 1st of each year that the employment agreement is still in effect.  The stock to be issued to Dr. Watson is to be valued at the average trading price of our common stock for the 60-day period prior to the date of issuance.  Dr. Watson is also entitled to receive a bonus of up to 50% of the base salary subject to the sole discretion of Natural Dairy’s board of directors.

Director Compensation

Our directors received no compensation in the fiscal year ended December 31, 2009. As described above, we currently do not have a definitive compensation plan for our directors.

Risk Management Relating to Compensation Policies

Due to the limited nature of compensation that we currently pay, we do not believe there is any risk arising from our compensation policies and practices.

2009 Long-Term Incentive Equity Plan

Our 2009 Long-Term Incentive Equity Plan is designed to enable us to offer our employees, officers, directors and consultants whose past, present and/or potential contributions to us have been, are or will be important to our success, an opportunity to acquire a proprietary interest in us. The various types of incentive awards that may be provided under the plan are intended to enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business. The plan reserves 2,405,914 shares of common stock for issuance in accordance with the plan’s terms.

All of our officers, directors and employees, as well as those of our subsidiaries, are eligible to be granted awards under the plan. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of ours or our subsidiaries. No awards have been granted under the plan as of the date of this prospectus. All awards will be subject to the recommendations of the compensation committee and approval by the board of directors or the compensation committee.

Administration

The plan is administered by our board of directors or our compensation committee. Subject to the provisions of the plan, the committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the awards, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards.

Stock Subject to the Plan

Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, then, in the board’s or committee’s discretion, the number of shares available under the plan may be increased by the lesser of the number of such surrendered shares and shares used to pay taxes and the number of shares purchased under the stock option.

Under the plan, on a change in the number of shares of common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock forward split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the terms of the outstanding award will be proportionately adjusted.

Eligibility

Awards may be granted under the plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to our success.

Types of Awards

Options. The plan provides both for “incentive” stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Code”), and for options not qualifying as incentive options, both of which may be granted with any other stock based award under the plan. The board or committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of stock may not be less than 110% of the fair market value on the date of grant. The aggregate fair market value of all shares of common stock with respect to which incentive stock options are exercisable by a participant for the first time during any calendar year (under all of our plans), measured at the date of the grant, may not exceed $100,000 or such other amount as may be subsequently specified under the Code or the regulations thereunder.

An incentive stock option may only be granted within a ten-year period commencing on October 22, 2009 and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Generally, stock options granted under the plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the board or committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder or by transfer to an entity in which more than 50% of the voting interests are owned by family members of the holder or the holder, in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the plan may be exercised by the holder unless he or she is employed by us or a subsidiary of ours at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the board or committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or a subsidiary of ours, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board or committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated due to normal retirement, the holder may still exercise his or her vested stock options for a period of 12 months from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated without cause, then the portion of any stock option that is vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the board or committee may determine but not beyond the balance of the stock option’s term.

Stock Appreciation Rights. Under the plan, stock appreciation rights may be granted to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the plan. The number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock. Under the plan, shares of restricted stock may be awarded either alone or in addition to other awards granted under the plan. The board or committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute on the restricted stock and the right to vote the shares.

Other Stock-Based Awards. Under the plan, other stock-based awards may be granted, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may include performance shares or options, whose award is tied to specific performance criteria. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any of our other plans.

Accelerated Vesting and Exercisability. If any one person, or more than one person acting as a group, acquires the ownership of stock of the company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of the our stock, and our board of directors does not authorize or otherwise approve such acquisition, then the vesting periods of any and all stock options and other awards granted and outstanding under the plan shall be accelerated and all such stock options and awards will immediately and entirely vest, and the respective holders thereof will have the immediate right to purchase and/or receive any and all common stock subject to such stock options and awards on the terms set forth in the plan and the respective agreements respecting such stock options and awards. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which we acquire our stock in exchange for property is not treated as an acquisition of stock.

The committee may, in the event of an acquisition by any one person, or more than one person acting as a group, together with acquisitions during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets from the company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately before such acquisition or acquisitions, or if any one person, or more than one person acting as a group, acquires the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or combined voting power of our stock, which has been approved by our board of directors, (i) accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan, or (ii) require a holder of any award granted under the plan to relinquish such award to us upon the tender by us to the holder of cash in an amount equal to the repurchase value of such award. For this purpose, gross fair market value means the value of the assets of the company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding any provisions of the plan or any award granted thereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the plan or an award granted thereunder to fail to comply with Section 409A of the Code.

Repurchases. Unless otherwise provided in the grant of an award, the board or committee may, in the event of a corporate transaction that has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award.

Award Limitation. No participant may be granted awards for more than 100,000 shares in any calendar year.

Other Limitations. The board or committee may not modify or amend any outstanding option or stock appreciation right to reduce the exercise price of such option or stock appreciation right, as applicable, below the exercise price as of the date of grant of such option or stock appreciation right. In addition, no option or stock appreciation right may be granted in exchange for, or in connection with, the cancellation or surrender of an option or stock appreciation right or other award having a higher exercise price.

Equity Compensation Plans

The following table gives the information about common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,405,914	–	2,405,914

Equity compensation plans not approved by security holders	–	–	–

Total	2,405,914	–	2,405,914

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to Triplecrown’s IPO, the Triplecrown Founders acquired 13,800,000 units of Triplecrown, representing 13,800,000 shares of common stock of Triplecrown and 13,800,000 warrants to purchase shares of common stock of Triplecrown for an aggregate purchase price of $25,000. All of these securities were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent. The securities were to be released from escrow one year from the consummation of a business combination, except that they were to be released earlier than this date if (i) Triplecrown’s common stock had a last sales price equal to or exceeding $13.75 per unit for any 20 trading days within any 30-trading day period or (ii) Triplecrown consummated a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. In connection with the Merger, the Triplecrown Founders had cancelled an aggregate of 11,380,000 shares of our common stock that they acquired when their 11,380,000 shares of Triplecrown common stock were converted into shares of our common stock upon consummation of the Merger. The remaining 2,420,000 shares that they acquired (the founders’ shares), as well as all of the warrants that they received in exchange for their warrants (the founders’ warrants), continue to be held in escrow pursuant to the original terms of the escrow agreement. Accordingly, the shares and warrants will be released one year after the consummation of the Merger, or October 22, 2010, or earlier as described above.

In connection with the closing of the IPO, Triplecrown sold 2,500,000 warrants (the sponsors’ warrants) to each of Eric J. Watson and Jonathan J. Ledecky, Triplecrown’s president and secretary, at a purchase price of $1.00 per warrant. These purchases took place on a private placement basis simultaneously with the consummation of the IPO. If we call our warrants for redemption, the sponsors’ warrants are not redeemable so long as such warrants are held by Messrs. Watson, Ledecky or their affiliates, including any permitted transferees.

Eric J. Watson and Jonathan J. Ledecky were Triplecrown’s “promoters” as that term is defined under the Federal securities laws.

The holders of the majority of the founders’ shares and founders’ warrants (or underlying shares) and the holders of the majority the sponsors’ warrants (or underlying shares) each will be entitled to make up to two demands that we register such shares or warrants (or underlying shares) pursuant to a registration rights agreement entered into with Triplecrown in connection with the IPO. The holders of the majority of the founders’ shares and founders’ warrants can elect to exercise these registration rights at any time commencing July 22, 2010 (nine months after the consummation of the Merger). The holders of a majority of the sponsors’ warrants (or underlying shares) can elect to exercise these registration rights at any time. In addition, these holders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.  The founders’ shares, founders’ warrants and sponsors’ warrants (and underlying shares) are being registered on this prospectus as a result of a demand registration request by the holders of such securities.

On August 30, 2009, Cullen Holdings, the former holder of all of the common stock of Cullen Agritech which is beneficially owned and controlled by Eric J. Watson, contributed 100 shares of Natural Dairy to Cullen Agritech. As a result of the contribution, Natural Dairy became a wholly-owned subsidiary of Cullen Agritech.

Effective September 1, 2009, Dr. Richard Watson became an employee of Natural Dairy pursuant to an employment agreement entered on August 31, 2009. Dr. Watson is the half-brother of Eric Watson.

On September 3, 2009, Cullen Agritech entered into an agreement with Cullen Investments Limited, Hart, Natural Dairy and Dr. Watson whereby the parties assigned the rights to certain intellectual property, including the proprietary farming system, to Cullen Agritech upon consummation of the Merger.

Upon completion of the Merger, Cullen Holdings was issued 15,881,148 shares of our common stock (valued at $155 million, or $9.76 per share) for its interest in Cullen Agritech.

In connection with the Merger, Natural Dairy and Triplecrown entered into a land purchase contract with Grimsley LLC on June 27, 2009, as amended, to purchase 3,618 acres of farmland in the State of Georgia. A deposit in the aggregate amount of approximately $1.7 million was made and the parties intended to close on the purchase contract on September 30, 2009. From September 30, 2009 to October 16, 2009, Natural Dairy was waiting for the seller of the land to satisfy its closing conditions which were satisfied and the closing on the sale of the property occurred on October 16, 2009.

Upon the closing of the Merger, we issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing part of the purchase price of the land (see Note 6 to our financial statements for the period from June 3, 2009 (inception) to December 31, 2009 and Note 3 to our financial statements for the six months ended June 30, 2010). The note was to be repaid as soon as practicable but no later than January 20, 2010 (90 days from the date of issuance). This amount was to be repaid to Cullen Holdings at closing of the Merger but sufficient funds were not available. On March 30, 2010, the parties amended the terms of the promissory note to extend the maturity date to January 20, 2011. The promissory note accrues interest at the rate of 8% per annum.  As of December 31, 2009, the Company had repaid Cullen Holdings $1,000,000 of the note, consisting of $986,343 of principal and $13,657 of interest. As of June 30, 2010, the Company had repaid Cullen Holdings $3,000,000 of the note, consisting of $2,947,591 of principal and $52,409 of interest, and $4,083,036 of the principal remained outstanding.

From June 3, 2009 (inception) through December 31, 2009, Cullen Investments Limited funded part of the operations of both Cullen Agritech and Natural Dairy and incurred costs of a combined total of $114,937. These costs consisted of $69,553 of legal expenses, $28,396 of corporate formational costs and $16,984 of travel costs. As of December 31, 2009, $113,937 was repaid to Cullen Investments Limited and $1,000 is payable and included in due to affiliate.

From June 3, 2009 (inception) through December 31, 2009, Hart also funded part of the operations of both Cullen Agritech and Natural Dairy and incurred costs of a combined total of $47,307. These costs consisted of $5,114 of property related expenses and $42,193 of employee related expenses. As of December 31, 2009, $20,251 was repaid to Hart and the remainder of $27,055 was repaid during February 2010.

During the three and six months ended June 30, 2010, Hart incurred costs related to the operations of Cullen Agritech and Natural Dairy of a combined total of $42,508 and $65,483, respectively. These costs consisted of property related expenses $28,648 and $28,692, respectively and employee related expenses of $13,860 and $36,791, respectively. During the three and six months ended June 30, 2010, the Company, incurred costs related to the operations of Hart of a combined total of $38,382. These costs consisted of $19,882 of property related expenses and $18,500 of lease related expense (See Note 7 – Commitments and Contingencies for additional related party transactions). During the three and six months ended June 30, 2010, $22,975 has been repaid to Hart, leaving $4,126 due to Hart at June 30, 2010.

On June 1, 2010, we entered into an agreement with Hart for the lease 120 acres of our property, from June 1, 2010 through December 31, 2010. This area of land consists of 100 irrigated acres and 20 non-irrigated acres. The agreement calls for Hart to pay, in advance, $175 per acre of irrigated land and $50 per acre of non-irrigated land. We received $18,500 for the lease of this land during June 2010.

Related party policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (i) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, (ii) we or any of our subsidiaries is a participant and (iii) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, or officer.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of October 21, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all of our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership		Approximate Percentage of Outstanding Common Stock
Eric J. Watson(2)	18,381,148	(3)	84.5%
Kerry Kennedy(4)	60,000	(5)	*
Robert B. Hersov(6)	60,000	(5)	*
Edward J. Mathias(7)	60,000	(5)	*
Richard Y. Roberts(8)	60,000	(5)	*
Edward Hanson(9)	60,000	(5)	*
Richard Watson	0		*
Pine River Capital Management L.P.(10)	11,169,895	(11)	36.7%
Jonathan J. Ledecky(12)	4,500,000	(13)	20.7%
President and Fellows of Harvard College(14)	2,961,400	(15)	13.3%
Fortress Investment Group LLC(16)	2,559,500	(17)	11.7%
The Goldman Sachs Group, Inc.(18)	1,067,929	(19)	5.3%
All directors and executive officers as a group (7 individuals)	18,681,148	(20)	85.6%

*	Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is 1431 N. Jones Plantation Road, Millen, Georgia 30442.

(2)	Mr. Watson’s business address is Level 9, 68 Shortland Street, P.O. Box 91269, Auckland, New Zealand.

(3)
Includes (i) 15,881,148 shares of common stock held by Cullen Holdings and (ii) 2,500,000 shares of common stock issuable upon exercise of sponsors’ warrants held by Mr. Watson. Does not include 6,630,000 founders’ warrants held by Summit Trust that are not exercisable and may not become exercisable within 60 days.

(4)	Ms. Kennedy’s business address is c/o Robert F. Kennedy Center, 1367 Connecticut Avenue N.W., Suite 200, Washington, D.C. 20036.

(5)	Does not include 60,000 shares of common stock issuable upon exercise of founders’ warrants that are not exercisable and may not become exercisable within 60 days.

(6)	Mr. Hersov’s business address is NetJets Europe, Ltd., Grundstrasse 12, 6343 Rotkreuz, Switzerland.

(7)	Mr. Mathias’ business address is c/o The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004.

(8)	Mr. Roberts’ business address is Roberts, Raheb & Gradler, 805 15th Street, NW, Suite 1101, Washington, DC 20005.

(9)	Mr. Hanson’s business address is c/o Babcock & Brown Limited, 53 Davies Street, London WIK 5JH.

(10)	The business address of Pine River Capital Management L.P. is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305.

(11)
Includes (i) 9,256,483 shares of common stock issuable upon the exercise of warrants beneficially owned by Nisswa Acquisition Master Fund Ltd. and (ii) 1,830,705 shares of common stock issuable upon the exercise of warrants beneficially owned by Nisswa Fixed Income Master Fund Ltd. Pine River Capital Management L.P., as the investment manager of each of the foregoing funds, and Brian Taylor, as the general partner of Pine River Capital Management L.P., may be deemed to beneficially own all such shares. Each of Mr. Taylor and the foregoing entities has shared power to vote and dispose of the shares beneficially owned by them. The foregoing information was derived from a Schedule 13D filed on November 3, 2009.

(12)	Mr. Ledecky’s business address is 970 West Broadway, PMB 402, Jackson, WY 83001.

(13)
Includes (i) 600,000 shares of common stock held by Hat Tricks LLC, an affiliate of Mr. Ledecky, and (ii) 2,500,000 shares of common stock issuable upon exercise of sponsors’ warrants held by Mr. Ledecky. Does not include 600,000 founders’ warrants held by Hat Tricks LLC and 6,030,000 founders’ warrants held by Mr. Ledecky that are not exercisable and may not become exercisable within 60 days.

(14)	The business address of the President and Fellows of Harvard College is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, MA 02210.

(15)
Includes 2,961,400 shares of common stock issuable upon the exercise of warrants.  The President and Fellows of Harvard College have sole power to vote and dispose of such shares. The foregoing information was derived from a Schedule 13G filed on November 10, 2009.

(16)	The business address of the Fortress Investment Group LLC is 1345 Avenue of the Americas, 46th Floor, New York, NY 10105, Attention: Michael Cohn.

(17)
Includes (i) 2,303,550 shares of common stock issuable upon the exercise of warrants beneficially owned by Drawbridge DSO Securities LLC (“DSO”) and (ii) 255,950 shares of common stock issuable upon the exercise of warrants beneficially owned by Drawbridge OSO Securities LLC (“OSO”). Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities GP LLC and Fortress Principal Investment Holdings IV LLC may be deemed to beneficially own the shares beneficially owned by DSO. Drawbridge Special Opportunities Fund Ltd., Drawbridge Special Opportunities Intermediate Fund L.P., Drawbridge Special Opportunities Offshore GP LLC and Drawbridge Special Opportunities Offshore Fund Ltd. may be deemed to beneficially own the shares beneficially owned by OSO. Drawbridge Special Opportunities Advisors LLC, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC may be deemed to beneficially own all such shares. Each of the foregoing entities has shared power to vote and dispose of the shares beneficially owned by them. The foregoing information was derived from a Schedule 13G filed on November 12, 2009.

(20)	The business address of Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004.

(21)
Represents shares beneficially owned by certain operating units of The Goldman Sachs Group, Inc. and its subsidiaries and affiliates. The foregoing information was derived from a Schedule 13G filed on February 12, 2010.

(22)
Includes 2,500,000 shares of common stock issuable upon exercise of sponsors’ warrants that became exercisable upon consummation of the Merger. Does not include 6,870,000 shares of common stock issuable upon exercise of founders’ warrants that are not exercisable and may not become exercisable within 60 days.

The founders’ shares and the founders’ warrants are held in escrow as described above in the section entitled “Certain Relationships and Related Transactions.”

SELLING SECURITYHOLDERS

The selling securityholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to “selling securityholders” in this prospectus, we mean the companies listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling securityholders for whom we are registering shares for resale to the public, and the number of shares of common stock that the selling securityholders may offer pursuant to this prospectus.

Based on the information provided to us by the selling securityholders and as of the date the same was provided to us, assuming that the selling securityholders sell all of the shares of our common stock beneficially owned by it that have been registered by us and do not acquire any additional shares during the offering, the selling securityholders will not own any shares other than those appearing in the column entitled “Number of Shares of Common Stock Owned After the Offering.” We cannot advise you as to whether the selling securityholders will in fact sell any or all of such shares of common stock. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

	Before Offering			To Be Offered		After Offering
Name of Selling Securityholder	Number of Shares of Common Stock Owned Prior to the Offering(1)	Number of Warrants Owned Prior to Offering(1)	Number of Shares of Common Stock Underlying Warrants(1)	Number of Shares of Common Stock Being Registered (Including Shares Underlying Warrants)	Number of Warrants Being Registered	Number of Shares of Common Stock Owned After the Offering(2)	Number of Warrants Owned After the Offering(2)
Eric J. Watson(3)(4)	15,881,148	9,130,000	9,130,000	25,011,148	9,130,000	0	0
Jonathan J. Ledecky(3)(5)	2,000,000	9,130,000	9,130,000	11,530,000	9,130,000	0	0
Kerry Kennedy(3)(6)	60,000	60,000	60,000	120,000	60,000	0	0
Robert B. Hersov(3)(6)	60,000	60,000	60,000	120,000	60,000	0	0
Edward J. Mathias(3)(6)	60,000	60,000	60,000	120,000	60,000	0	0
Richard Y. Roberts(3)(6)	60,000	60,000	60,000	120,000	60,000	0	0
Edward Hanson(3)(6)	60,000	60,000	60,000	120,000	60,000	0	0
Jimmie Lee Solomon, Jr.(3)(7)	30,000	60,000	60,000	90,000	60,000	0	0
Jay H. Nussbaum(3)(7)	30,000	60,000	60,000	90,000	60,000	0	0
Jim Gray(3)(7)	30,000	60,000	60,000	90,000	60,000	0	0
Richard A. Stein(3)(7)	30,000	60,000	60,000	90,000	60,000	0	0
Moonlight Investments Ltd.(8)	300,000	0	0	300,000	0	0	0

(1)	Includes shares of common stock and warrants owned by such individual and his or her affiliates.

(2)	Assumes security holders will resell all the securities registered hereunder.

(3)
Mr. Watson, Mr. Ledecky, Ms. Kennedy, Mr. Mathias, Mr. Hersov, Mr. Roberts, Mr. Hanson, Mr. Solomon, Mr. Nussbaum, Mr. Gray and Mr. Stein were the Triplecrown Founders.  In connection with its formation, Triplecrown issued 13,800,000 units to the Triplecrown Founders and/or their affiliates for an aggregate purchase price of $25,000. Each unit consisted of one share of common stock and one warrant to purchase one share of common stock. Simultaneously with its IPO, Triplecrown sold an additional 5,000,000 warrants to purchase common stock to the Triplecrown Sponsors, Mr. Watson and Mr. Ledecky, for an aggregate purchase price of $5,000,000. As mentioned above, in connection with the Merger, the outstanding shares of Triplecrown common stock and outstanding warrants to purchase Triplecrown common stock were automatically converted on a one-to-one basis into shares of our common stock and warrants to purchase our common stock. However, in accordance with the Merger Agreement, the Triplecrown Founders surrendered for cancellation 11,380,000 of the shares they received upon the conversion (consisting of 6,630,000 surrendered by Mr. Watson, 4,630,000 by Mr. Ledecky and 30,000 by each of Mr. Solomon, Mr. Nussbaum, Mr. Gray and Mr. Stein). Accordingly, immediately after the closing of the Merger, Triplecrown Founders held 2,420,000 shares of our common stock (the founders’ shares) and 13,800,000 warrants to purchase our common stock (the founders’ warrants) and the Triplecrown Sponsors held an additional 5,000,000 warrants to purchase our common stock (the sponsors’ warrants), as follows:

Name	Founders’ Shares	Founders’ Warrants	Sponsors’ Warrants
Eric J. Watson	0	0	2,500,000
Summit Trust(a)	0	6,630,000	0
Jonathan J. Ledecky	1,400,000	6,030,000	2,500,000
Hat Tricks LLC(b)	600,000	600,000	0
Kerry Kennedy	60,000	60,000	0
Robert B. Hersov	60,000	60,000	0
Edward J. Mathias	60,000	60,000	0
Richard Y. Roberts	60,000	60,000	0
Coronet Group Limited(c)	60,000	60,000	0
Jimmie Lee Solomon, Jr.	30,000	60,000	0
Jay H. Nussbaum	30,000	60,000	0
Jim Gray	30,000	60,000	0
Richard A. Stein	30,000	60,000	0

(a)	Summit Trust is a trust established for the benefit of Mr. Watson and his beneficiaries.
(b)	Mr. Ledecky owns and controls Hat Tricks LLC.
(c)	Mr. Hanson owns and controls Coronet Group Limited.

We agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the foregoing shares of our common stock and warrants, as described above in the section entitled “Certain Relationships and Related Transactions.”  As of the date of this prospectus, the founders’ shares and the founders’ warrants continue to be held in escrow, as described above in the section entitled “Certain Relationships and Related Transactions.”

(4)
Mr. Watson is our Chief Executive Officer, Secretary and Treasurer and was the Chairman of the Board and Treasurer of Triplecrown.  Mr. Watson also owns and controls Cullen Holdings.  In connection with the Merger, we issued 15,881,148 shares of our common stock (the merger shares) to Cullen Holdings in exchange for all of the equity interests in Cullen Agritech. Of the merger shares, 1,588,114 are held in escrow to secure the indemnification obligations owed to Triplecrown under the Merger Agreement.

(5)	Mr. Ledecky was the President and Secretary and a member of the board of directors of Triplecrown.

(6)	Each of Ms. Kennedy, Mr. Hersov, Mr. Mathias, Mr. Roberts and Mr. Hanson is a member of our board of directors and was a member of Triplecrown’s board of directors.

(7)	Each of Mr. Solomon, Mr. Nussbaum, Mr. Gray and Mr. Stein was a member of Triplecrown’s board of directors.

(8)	The business address of Moonlight Investments Ltd. The business address of Moonlight Investments is Barkly Wharf, Le Caudan Waterfront, Port Louis, Republic of Mauritius.

PLAN OF DISTRIBUTION

The selling securityholders of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling securityholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchases;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440 and in the case of a principal transaction a markup or markdown in compliance with NASD Rule IM-2440-1.

In connection with the sale of the common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling securityholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups that, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incidental to the registration of the shares. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling securityholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

General

Our certificate of incorporation authorizes us to issue up to 200,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. Our common stock and warrants trade on the OTC Bulletin Board under the symbols CAGZ and CAGZW, respectively. The closing bid price for each share of common stock and warrant on October 21, 2010 was $0.25 and $0.01, respectively. There are currently 19,555,714 shares of common stock and no shares of preferred stock outstanding. In addition, there are 74,000,000 shares of common stock subject to outstanding warrants.

Common Stock

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of our common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock. Our board is divided into three classes, designated as Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three-year term. Our certificate of incorporation does not provide for cumulative voting.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of shares of common stock. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control in the Company.

Warrants

We currently have 74,000,000 redeemable common stock purchase warrants outstanding, consisting of 13,800,000 founders’ warrants, 5,000,000 sponsors’ warrants and 55,200,000 warrants held by the public (which we refer to as the public warrants).  The public warrants were issued in Triplecrown’s IPO and were converted into warrants to purchase our common stock in connection with the Merger.

Each warrant issued entitles the registered holder to purchase one share of our common stock at a price of $12.00 per share, subject to adjustment as discussed below, at any time commencing after the completion of the merger. The sponsors’ warrants are currently exercisable.  The founders’ warrants will not become exercisable until the last sales price of our common stock exceeds $13.75 per share for any 20 trading days within any 30-trading day period. The public warrants will be exercisable only if a registration statement relating to the shares of common stock issuable upon exercise of the warrants is effective and current, as described below. The warrants expire on October 21, 2013 at 5:00 p.m., New York City time.

We may call the warrants for redemption (excluding any founders’ warrants and sponsors’ warrants still held by the original purchasers of such warrants or their affiliates),

•	in whole and not in part,

•	at a price of $0.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•
if, and only if, the reported last sale price of the shares of common stock equals or exceeds $17.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

Notice of redemption shall be mailed by first class mail to the warrant holders not less than 30 days prior to the date fixed for redemption. The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing common stock price and the warrant exercise price so that if the stock price declines as a result of the redemption call, the redemption will not be expected to cause the stock price to drop below the exercise price of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Triplecrown (as predecessor-in-interest to the Company). The warrant agreement was amended by Triplecrown, the Company and the warrant agent upon the closing of the Merger.  You should review a copy of the warrant agreement, which has been filed as an exhibit to the Registration Statement on Form S-1 for Triplecrown’s IPO (SEC File Nos. 333-144523 and 333-146850), and the amendment to the warrant agreement, which has been filed as an exhibit to the Registration Statement on Form S-4 for the Merger (SEC File No. 333-161773), for a complete description of the terms and conditions applicable to the warrants. The warrant agreement, as amended, provides that the terms of the warrants may be amended without consent of any holder to cure any ambiguity or correct any defective provision, but requires the written consent of the registered holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of our common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No public warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we will use our best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the shares of common stock are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number of shares of common stock.

The founders’ warrants are identical to the public warrants except that they will become exercisable after the merger if and when the last sales price of our common stock exceeds $13.75 per share for any 20 trading days within any 30-trading day period and the founders’ warrants will be exercisable on a cashless basis and will not be redeemable by us, in each case, as long as they are held by the Triplecrown Founders or their permitted transferees. In addition, they may be exercised for unregistered shares if a registration statement relating to the common stock issuable upon exercise of the warrants is not effective and current and commencing on the date such warrants become exercisable, the founders’ warrants and the underlying common stock are entitled to registration rights.

The sponsors’ warrants are identical to the public warrants except that if we call the warrants for redemption, the sponsors’ warrants will be exercisable on a cashless basis and will not be redeemable so long as such warrants are held by Messrs. Watson, Ledecky or their affiliates, including any permitted transferees. In addition, they may be exercised for unregistered shares if a registration statement relating to the common stock issuable upon exercise of the warrants is not effective and current and the sponsors’ warrants and the underlying common stock are entitled to registration rights.

Transfer Agent and Warrant Agent

The transfer agent for Cullen Agricultural Holding’s securities and warrant agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

Graubard Miller has passed upon the validity of the common stock offered hereby on behalf of the Company.

EXPERTS

The financial statements of the Company as of December 31, 2009 and for the period from June 3, 2009 (inception) to December 31, 2009 included in this registration statement have been audited by Marcum LLP, an independent registered public accounting firm, to the extent set forth in their report appearing elsewhere in this registration statement and in the registration statement. The financial statements and the report of Marcum LLP are included in reliance upon their report given upon the authority of Marcum LLP as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Annual Financial Statements

Quarterly Financial Statements

Condensed Consolidated Balance Sheets as of June 30, 2010 (Unaudited) and December 31, 2009	F-21

Condensed Consolidated Statement of Operations (Unaudited) for the three and six months ended June 30, 2010, for the period from June 3, 2009 (inception) through June 30, 2009 and for the period from June 3, 2009 (inception) through June 30, 2010
F-22

Condensed Consolidated Statement of Changes in Stockholders’ Equity (Unaudited) for the period from June 3, 2009 (inception) through June 30, 2010	F-23

Condensed Consolidated Statement of Cash Flows (Unaudited) for the six months ended June 30, 2010, for the period from June 3, 2009 (inception) through June 30, 2009 and for the period from June 3, 2009 (inception) through June 30, 2010
F-24

Notes to Unaudited Condensed Consolidated Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of Cullen Agricultural Holding Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Cullen Agricultural Holding Corp. and Subsidiaries (a development stage corporation) (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from June 3, 2009 (inception) through December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cullen Agricultural Holding Corp. and Subsidiaries, (a development stage corporation) as of December 31, 2009 and the results of its operations and its cash flows for the period from June 3, 2009 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company is in the  development stage, has incurred a loss of $612,526 for the period from June 3, 2009 (inception) through December 31, 2009 and to date has not generated any revenues. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Melville, New York
March 31, 2010

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage corporation)

Consolidated Balance Sheet

December 31, 2009

ASSETS

CURRENT ASSETS
Cash	1,292,204
Rent receivable	7,461
Prepaid expenses and other current assets	86,083
Federal tax receivable	1,349,969
Total Current Assets	2,735,717
PROPERTY, PLANT AND EQUIPMENT, Net	9,119,612

TOTAL ASSETS	$11,855,329

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued expenses	508,380
Due to affiliates	28,055
Total Current Liabilities	536,435
Note payable to related party	5,867,575
TOTAL LIABILITIES	6,404,010

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock - $0.0001 par value; authorized 1,000,000 shares; no shares issued and outstanding	—
Common stock, par value $0.0001 ;200,000,000 shares authorized; 19,247,311 shares issued and outstanding	1,925
Additional paid in capital	6,061,920
Accumulated deficit	(612,526)

TOTAL STOCKHOLDERS' EQUITY	5,451,319

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$11,855,329

The accompanying notes are an integral part of these consolidated financial statements.

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage corporation)

Consolidated Statement of Operations

For the Period From June 3, 2009 (Inception) Through December 31, 2009

Revenues	$—

General and administrative expenses	524,924

LOSS FROM OPERATIONS	(524,924)

OTHER INCOME (EXPENSE)
Interest expense - related party	(111,359)
Other income	24,077
TOTAL OTHER EXPENSE	(87,282)
LOSS BEFORE INCOME TAXES	(612,206)
INCOME TAXES	320
NET LOSS	$(612,526)
Weighted average number of common shares outstanding – basic and diluted	19,247,311
Basic and diluted net loss per share	$(0.03)

The accompanying notes are an integral part of these consolidated financial statements.

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage corporation)

Consolidated Statement of Changes in Stockholders’ Equity

For the Period From June 3, 2009 (Inception) Through December 31, 2009

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-in Capital	Deficit	Total

BALANCE - Beginning June 3, 2009 (inception)	—	$—	$—	$—	$—

Issuance of stock to initial stockholder – 100 shares
at $0.0001 per share	100	—	100	—	100

Issuance of stock due to Merger – 19,247,211 shares
at $0.0001 per share on October 22, 2009	19,247,211	1,925	6,061,820	—	6,063,745

Net (loss) for the period from June 3, 2009
(inception) through December 31, 2009	—	—	—	(612,526)	(612,526)

BALANCE - December 31, 2009	19,247,311	$1,925	$6,061,920	$(612,526)	$5,451,319

The accompanying notes are an integral part of these consolidated financial statements.

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage corporation)

Consolidated Statements of Cash Flows

For the Period From June 3, 2009 (Inception) Through December 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(612,526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,639
Changes in operating assets and liabilities:
Rent receivable	(7,461)
Prepaid expenses and other current assets	(86,083)
Accrued expenses	466,558
TOTAL ADJUSTMENTS	375,653
NET CASH USED IN OPERATING ACTIVITIES	(236,873)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(561,769)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of note payable	(986,343)
Advances from affiliate	19,434
Cash acquired in reverse merger	3,057,755
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,090,846

NET INCREASE IN CASH	1,292,204

CASH – Beginning	—
CASH – Ending	$1,292,204

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the years for:
Interest	$13,657
Taxes	$0
Non-cash investing and financing activities:
On October 22, 2009, the Company completed its reverse merger and recapitalization by acquiring certain assets and assuming certain liabilities:
Tax refund receivable	$1,349,969
Land and land improvements	8,560,482
Loan payable	(6,853,918)
Accrued expenses	(41,822)
Due to affiliate	(8,621)
Issuance of stock	(1,925)
Net non-cash recapitalization	$3,004,165

The accompanying notes are an integral part of these consolidated financial statements.

Note 1 –Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration

Organization and Nature of Operations

Cullen Agricultural Holding Corp. (the “Company”, “we”, “us” or “our”) was incorporated in Delaware on August 27, 2009.  We are a development stage company.  Our principal focus is to use our intellectual property in forage and animal sciences to improve agricultural yields.  To date, we have not generated any revenue and will not do so until we have sufficient funds to implement our business plan described below.

We were formed as a wholly-owned subsidiary of Triplecrown Acquisition Corp. (“Triplecrown”), a blank check company.  CAT Merger Sub, Inc. (“Merger Sub”), a Georgia corporation, was incorporated as our wholly-owned subsidiary on August 31, 2009.  We were formed in order to allow Triplecrown to complete a business combination (the “Merger”) with Cullen Agricultural Technologies, Inc. (“Cullen Agritech”), as contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of September 4, 2009, as amended, among Triplecrown, the Company, Merger Sub, Cullen Agritech and Cullen Inc. Holdings Ltd. (“Cullen Holdings”).  Cullen Agritech was formed on June 3, 2009.  Cullen Agritech’s primary operations are conducted through Natural Dairy Inc., a wholly owned subsidiary of Cullen Agritech.  Cullen Holdings is an affiliated entity controlled by Eric J. Watson, our Chief Executive Officer, Secretary, Chairman of the Board and Treasurer and, prior to the Merger, was the holder of all of the outstanding common stock of Cullen Agritech.

Pursuant to the Merger, (i) Triplecrown merged with and into the Company with the Company surviving as the new publicly-traded corporation and (ii) Merger Sub merged with and into Cullen Agritech with Cullen Agritech surviving as a wholly owned subsidiary of the Company.  As a result of the Merger, the former security holders of Triplecrown and Cullen Agritech became the security holders of the Company.  Thus, the Company became a holding company, operating through its wholly-owned subsidiary, Cullen Agritech.  The Merger was consummated on October 22, 2009 as more fully described below.

On October 22, 2009, $538,810,161 was held in Triplecrown’s trust account. Upon consummation of the Merger, the funds were disbursed as follows: $149,007,989 to stockholders who voted against the Merger and elected to convert their shares into a pro rata portion of the Triplecrown trust account (approximately $9.76 per share); $384,950,260  to the third parties who entered into stock purchase agreements with Triplecrown pursuant to which Triplecrown agreed to purchase such parties’ Triplecrown shares in connection with the Merger; $1,154,157 in fees paid to Victory Park Capital Advisors, LLC for the aggregation of shares from such third parties; the remaining $3,697,755 from Triplecrown’s trust account was received by the Company upon consummation of the Merger. Of this amount, $640,000 was used to pay expenses and fees associated with the transaction, resulting in net proceeds to the Company of $3,057,755. The net proceeds received by the Company are expected to be used for general working capital purposes.

Note 1 –Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Basis of Presentation and Accounting treatment of Merger

As of the Closing, the former shareholders of Triplecrown had an approximate 18% voting interest in the Company and Cullen Holdings had an approximate 82% voting interest in the Company. The Merger was accounted for as a reverse merger accompanied by a recapitalization of the Company. Under this accounting method, Cullen Agritech is considered the acquirer for accounting purposes because it has obtained effective control of the Company and Triplecrown as a result of the Merger. This determination was primarily based on the following facts: the Cullen Holdings’ retention of a majority voting interest in the Company; and Cullen Holdings’ senior management serve as the senior management of the Company. Under this method of accounting, the recognition and measurement provisions of ASC 805, “Business Combinations” (“ASC 805”) do not apply and therefore, the Company did not recognize any goodwill or other intangible assets based upon fair value or related amortization expense associated with amortizable intangible assets. Instead, the share exchange transaction utilizes the capital structure of the Company with Cullen Agritech surviving as a subsidiary and the assets and liabilities of Cullen Agritech are recorded at historical cost.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cullen Agricultural Technologies, Inc., including its wholly owned subsidiary, Natural Dairy Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Going Concern Consideration

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Subsequent to the closing of the Merger on October 22, 2009 and after payment of converting stockholders and forward contracts (including fees), approximately $3.7 million was disbursed to the Company.  After payment of transaction related expenses (excluding deferred underwriting commissions), there was approximately $3.1 million available for the Company’s working capital requirements. As reflected in the accompanying consolidated financial statements, the Company is a development stage corporation and has incurred a net loss of $612,526 for the period from June 3, 2009 (inception) through December 31, 2009, and $1,292,204 of cash as of December 31, 2009. Additionally, upon the consummation of the Merger, the Company issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing part of the purchase price of a certain piece of land to be used by the Company following the Closing (see Note 6 to the Company’s consolidated financial statements). This amount was to be repaid to Cullen Holdings at Closing but sufficient funds were not available.  As of March 2010, the Company has repaid Cullen Holdings $2,000,000 of the note, consisting of $1,963,642 of principal and $36,358 of interest. The Company is due to receive a tax refund of approximately $1.4 million during 2010, which is subject to the processing of the Triplecrown short year final tax return, which was filed with the Internal Revenue Service during the fourth quarter of 2009.

Note 1 –Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Going Concern Consideration, continued

The Company intends to seek further debt or equity financing to execute its business plan. The Company may not be able to attain further financing on terms acceptable to it or at all and the Company’s funds may not be sufficient to execute its business plan. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash

The Company deems all highly liquid financial instruments purchased with an original maturity date of three months or less, to be cash equivalents. At December 31, 2009, there were no cash equivalents. Cash and cash equivalents are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 at each financial institution.  Cash balances maintained at financial institutions may, at times, exceed the FDIC limits.

Property, Plant and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. The Company charges to expense repairs and maintenance items, while major improvements and betterments are capitalized.

Depreciation and amortization is provided on the straight-line method over the following estimated useful lives of the assets:

Buildings	15 years
Machinery and equipment	5 – 7 years
Transportation equipment	5 years
Land improvements	15 years

Note 1 –Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Web Site Costs

Certain costs incurred in creating the graphics and content of the Cullen Agritech web site have been capitalized in accordance with the Accounting Standards Codification (“ASC”) Topic 350,  “Intangible – Goodwill and Other”, issued by the Financial Accounting Standards Board (“FASB”).

When the website is operational these costs will be amortized over a 3 year period.  Web site design and conceptual costs are expensed as incurred.  As of December 31, 2009, no amortization expense has been recorded since the web site has not been placed into service.

Loss Per Share

The Company follows the provisions of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “ASC”) ASC 260, “Earnings Per Share” (“ASC 260”). In accordance with ASC 260, earnings per common share amounts (“Basic EPS”) are computed by dividing earnings by the weighted average number of common shares outstanding for the period. Earnings per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive options, warrants, and other potential common stock outstanding during the period. ASC 260 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations. The effect of the Merger has been given retroactive application in the EPS calculation. At December 31, 2009 there were 74,000,000 warrants outstanding that were not included in the calculation of basic and diluted EPS because the effects of these securities would have been anti-dilutive.

Basic earnings per share is calculated using the average number of common shares outstanding and diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the effect of outstanding warrants using the “treasury stock method.”

December 31, 2009
Net income available to common shareholders	$612,526

Weighted average common shares outstanding – Basic	19,247,311
Net effect of dilutive common stock warrants	—
Weighted average common shares and common shares equivalent – Diluted	19,247,311

Basic loss per share	$(0.03)
Diluted loss per share	$(0.03)

Note 1 – Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax bases of the Company's assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management's opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. The Company has identified its federal tax return and its state tax return in Georgia as "major" tax jurisdictions. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in. the Company's financial statements. Since the Company was incorporated on June 3, 2009 the evaluation was performed for the 2009 tax year the only period subject to examination. The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.  There were no amounts accrued for penalties and interest as of or during the period from June 3, 2009 (inception) through December 31, 2009.  The Company does not expect its uncertain tax position to change during the next twelve months.  Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.  The adoption of the provisions of ASC 740 did not have a material impact of the Company’s consolidated financial position, results of operations and cash flows.

Recently Issued and Adopted Accounting Pronouncements

During the third quarter of 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2009-01, “Amendments Based on Statement of Financial Accounting Standards No. 168 – The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (the “ASC”). The ASC became the single source of authoritative GAAP in the United States, other than rules and interpretive releases issued by the SEC. The ASC reorganized GAAP into a topical format that eliminates the previous GAAP hierarchy and instead established two levels of guidance – authoritative and nonauthoritative. All non-grandfathered, non-SEC accounting literature that was not included in the ASC became nonauthoritative. The adoption of the ASC did not change previous GAAP, but rather simplified user access to all authoritative literature related to a particular accounting topic in one place. Accordingly, the adoption had no impact on the Company’s consolidated financial position and results of operations.

Note 1 – Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Recently Issued and Adopted Accounting Pronouncements,continued

In December 2007, the FASB issued guidance now codified in ASC 805. “Business Combinations.” The new standard changes accounting for acquisitions that close beginning in 2009 in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, In-process research & development and restructuring costs.  More transactions and events will qualify as business combinations and will be accounted for at fair value under the new standard.  The new standard promotes greater use of fair values in financial reporting. In addition, under the new standard, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. Some of the changes will introduce more volatility into earnings.  The new standard is effective for fiscal years beginning on or after December 15, 2008.  The Company adopted this standard on June 3, 2009. This standard will have an impact on accounting for any business acquired in the future.

In December 2007, the FASB issued guidance now codified in ASC 810, “Consolidation” (“ASC 810”). The new standard will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method will significantly change the accounting for transactions with minority interest holders. The new standard is effective for fiscal years beginning after December 15, 2008. The Company adopted this standard on June 3, 2009. This standard will have an impact on the presentation and disclosure of the noncontrolling interests of any non-wholly owned business acquired in the future.

In May 2009, the FASB issued guidance now codified in ASC 855, “Subsequent Events”. This new standard is to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. This new standard became effective June 15, 2009 for all subsequent reporting periods. The adoption of this standard resulted in additional disclosure with respect to subsequent events.

In February 2010, Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2010-09,Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements , which amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-09 is effective upon issuance. The adoption of ASU 2010-09 did not have a material impact on the Company's consolidated financial statements.

Note 1 – Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Recently Issued and Adopted Accounting Pronouncements, continued

In December 2009, FASB issued ASU 2009-17,Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities , which replaces the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. ASU 2009-17 also requires additional disclosures about an enterprise's involvement in variable interest entities. ASU 2009-17 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009. The Company does not expect the adoption of ASU 2009-17 to have a material impact on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the consolidated financial statements.

Note 2 – Merger

On September 4, 2009, the Company entered into the Merger Agreement. Parties to the Merger Agreement included the Company, Triplecrown, the Merger Sub, Cullen Agritech and Cullen Inc. Holdings Ltd. (the “Parties”).  Pursuant to the Merger Agreement, the Parties (i) merged Triplecrown into the Company, with the Company being the surviving public entity and (ii) merged Merger Sub into Cullen Agritech, with Cullen Agritech being the surviving subsidiary of the Company.  The Merger was consummated on October 22, 2009.  As a result, the holders of common stock and warrants of Triplecrown received like securities of the Company, on a one-to-one basis, in exchange for their existing securities, except that 11,380,000 shares of the 13,800,000 shares of common stock owned by Triplecrown’s founding shareholders and directors were cancelled.  The shares of Cullen Agritech’s common stock were converted into 15,881,148 shares of the Company’s common stock as purchase consideration. Upon consummation of the Merger, the Company became the sole owner of Cullen Agritech’s common stock.

In connection with the Merger, the stockholders of Triplecrown approved the amendment of certain terms of the Warrant Agreement, dated as of October 22, 2007. Specifically the holders of Triplecrown’s warrants agreed to increase the strike price of the warrants from $7.50 per share to $12.00 per share and to extend the expiration date to October 22, 2013. No compensation expense was recorded as a result of the modification to warrants.

Note 2 – Merger, continued

On October 22, 2009, the Merger was consummated (the “Closing”).  In connection with the transactions, Triplecrown entered into “forward contracts” to purchase approximately 39.4 million of the shares of its common stock sold in its initial public offering in privately negotiated transactions from stockholders who would otherwise have voted against the Merger for an aggregate purchase price of approximately $385 million.  The closing of such purchases was effected on the closing out of the funds that were held in Triplecrown’s trust account and were released as a result of the Merger.  In connection with such purchases, Triplecrown paid a fee to Victory Park Capital Advisors, LLC of $1,154,157 for purchasing an aggregate of approximately 15.5 million shares from stockholders who would otherwise have voted against the Merger.

Upon completion of the Merger, Cullen Holdings was issued 15,881,148 shares of the Company’s common stock for its interest in Cullen Agritech. Of this amount, 1,588,114 shares were deposited in escrow to secure the indemnification obligations owed to Triplecrown under the Merger Agreement. Additionally, two consultants to Triplecrown were issued an aggregate of 455,000 shares of common stock of the Company.

After giving effect to the Merger and the issuances to Triplecrown’s two consultants, as of October 22, 2009, 19,247,311 shares of the Company’s common stock were outstanding and 74,000,000 warrants, each to purchase one share of the Company’s common stock.

The number of shares of common stock of the Company issued and outstanding upon consummation of the Merger on October 22, 2009 is summarized as follows:
Triplecrown Public Shares outstanding prior to the Merger	55,200,000
Triplecrown Founder shares	13,800,000
Total Triplecrown shares outstanding prior to the Merger	69,000,000
Common shares forfeited by Triplecrown Founders	(11,260,000)
Common shares forfeited by Triplecrown non-continuing directors	(120,000)
Triplecrown shares converted to a pro rata share portion of Triplecrown’s trust account (1)	(15,267,212)
Triplecrown shares purchased pursuant to stock purchase agreements (2)	(39,441,625)
Total Triplecrown shares outstanding immediately prior to the effective date of the Merger	2,911,163
Share exchange ratio (1 to 1)	1:1
Common shares issued in connection with the Merger	2,911,163
Common shares issued as purchase consideration to Cullen Holdings	15,881,148
Common shares issued to consultants of Triplecrown	455,000
Total common shares outstanding at closing, October 22, 2009	19,247,311

 (1) Reflects the 15,267,212 Triplecrown shares, representing 27.66% of the shares sold in Triplecrown’s initial public offering, that were converted into a pro rata portion of the funds in the Triplecrown trust account in connection with the consummation of the Merger.

Note 2 – Merger, continued

(2) Prior to Triplecrown’s stockholder meeting on October 22, 2009, Triplecrown entered into stock purchase agreements with several third parties pursuant to which Triplecrown agreed to purchase such parties’ Triplecrown shares in connection with the Merger.

Note 3 – Property, Plant and Equipment

At December 31, 2009, property, plant and equipment consisted of the following:

Land	$8,445,606
Buildings	185,375
Machinery and equipment	6,170
Website	3,328
Land improvements	$481,772
9,122,251

Less: Accumulated depreciation and amortization	2,639

Property, plant and equipment, net	9,119,612

Depreciation and amortization expense for the period from June 3, 2009 (inception) through December 31, 2009 was $2,639. Machinery and equipment, website cost and land improvements, which amounted to $6,170, $3,327, $481,772,  respectively, have not been placed into service as of December 31, 2009. Accordingly, no depreciation or amortization has been recorded related to these assets.

Note 4 – 2009 Long-Term Incentive Equity Plan

The Company’s 2009 Long-Term Incentive Equity Plan (the “Plan”) permits the granting of stock options, stock appreciation rights, restricted stock and other stock based awards to officers, employees, directors and consultants of the Company for up to 2,405,914 shares.  The Company believes that such awards better align the interest of its employees with those of its shareholders.  Option awards are granted with an exercise price equal to the market price on the date of grant and they generally vest over a three year period and expire between 5 and 10 years from the date of issuance.  Stock appreciation rights may be awarded in tandem with an option and shall no longer be exercisable upon termination or the exercise of the related option.  The term of the stock appreciation right is determined by the Plan’s committee.  Restricted stock and other stock based awarded at the discretion of the Plan’s committee.  As of December 31, 2009, there have been no awards granted under this Plan.

Note 5 – Income Taxes

The components of the income tax provision are as follows:

Current:
Federal	$—
State	320
Deferred:
Federal	—
State	—
Income tax expense	$320

Deferred income taxes, if applicable, are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes.  A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

As of December 31, 2009, the Company had a net operating loss carry forward of $609,572, which expires in 2029,  if realized it would have a tax benefit of $231,394.  The Company has determined that this deferred tax asset has no value at this time, as the Company does not believe it will utilize these losses in the future, and accordingly has recorded a valuation allowance of 100% of the deferred tax asset.

A reconciliation of the provision for income taxes with the amounts computed by applying the statutory Federal income tax to income from continuing operations before provision for income taxes is as follows:

For the Period from June 3, 2009 (inception) through December 31, 2009
Tax provision at statutory	34%
State and local taxes (net of federal benefit)	4%
Change in valuation allowance and non-deductible items	(38)%
Effective tax rate	0%

Note 6 – Notes Payable

In connection with the Merger, Triplecrown and Natural Dairy entered into a contract to purchase a certain piece of land to be used by us following consummation of the Merger. The total purchase price of the land was $8,662,500. Triplecrown paid an initial deposit of $866,250 on the land. On August 10, 2009, Triplecrown, Natural Dairy and the seller of the land extended the closing date for the land purchase and Triplecrown paid an additional deposit on the land of $833,750, interest of $48,070 and a leasing fee to use the land of $3,518 for a total additional deposit of $885,338.  Natural Dairy closed on this contract and purchased the land on October 16, 2009.  The balance of the purchase price for such land was paid by Natural Dairy, which such funds were advanced to it by Cullen Holdings.  Upon the closing of the Merger, we issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing the part of the purchase price that was advanced by Cullen Holdings. This amount was to be repaid to Cullen Holdings at the closing of the Merger but sufficient funds were not available.  As of December 31, 2009 the Company had repaid Cullen Holdings $1,000,000 of the note, consisting of $986,343 of principal and $13,657 of interest. As of March 2010, the Company has repaid Cullen Holdings $2,000,000 of the note, consisting of $1,963,642 of principal and $36,358 of interest.  On March 30, 2010, Cullen Holdings agreed to extend the maturity date of the note from January 20, 2010 to January 20, 2011.  In consideration of this extension, the Company granted to Cullen Holdings a mortgage on the land that is the subject of the promissory note. The note continues to accrue interest at the rate of 8% per annum.

Note 7 – Commitments and Contingencies

Litigation

On December 9, 2009, a second amended class action complaint, styled Goodman v. Watson, et al., was filed in the Court of Chancery of the State of Delaware against the former directors of Triplecrown.  The complaint alleges that the defendants breached their fiduciary duties and their duty of disclosure in connection with Triplecrown’s merger into the Company.  The plaintiff seeks, as alternative remedies, damages in the amount of $9.74 per share, to have Triplecrown’s trust account restored and distributed pro rata to members of the putative class, a quasi-appraisal remedy for members of the putative class, and an opportunity for members of the putative class to exercise conversion rights in connection with the merger.  The defendants filed an answer on December 23, 2009. The former directors intend to defend this action vigorously but can provide no assurance as to the manner or timing of its resolution. Adjustments, if any, that might result from the resolution of this matter have not been reflected in the financial statements.

Related Party

In connection with the closing of the IPO, Triplecrown sold 2,500,000 Sponsors’ Warrants to each of Eric J. Watson and Jonathan J. Ledecky, Triplecrown’s president and secretary, at a purchase price of $1.00 per warrant. These purchases took place on a private placement basis simultaneously with the consummation of the IPO. If we call our warrants for redemption, the Sponsors’ Warrants are not redeemable so long as such warrants are held by Messrs. Watson, Ledecky or their affiliates, including any permitted transferees.

The holders of the majority of the Founders’ Units and the holders of the majority of the Sponsors’ Warrants (or underlying shares) each will be entitled to make up to two demands that we register such units or warrants (or underlying shares) pursuant to a registration rights agreement entered into with Triplecrown in connection with the IPO. The holders of the majority of the Founders’ Units can elect to exercise these registration rights at any time commencing July 22, 2010 (nine months after the consummation of the Merger). The holders of a majority of the Sponsors’ Warrants (or underlying shares) can elect to exercise these registration rights at any time. In addition, these holders have certain “piggy-back” registration rights on registration statements filed subsequent to such date.  We will bear the expenses incurred in connection with the filing of any such registration statements.

On September 3, 2009, Cullen Agritech entered into an agreement with Cullen Investments Limited, Hart Acquisitions, LLC, Natural Dairy and Dr. Watson whereby the parties assigned the rights to certain intellectual property, including the proprietary farming system, to Cullen Agritech upon consummation of the Merger. Upon completion of the Merger, Cullen Holdings was issued 15,881,148 shares of our common stock (valued at $155 million, or $9.76 per share) for its interest in Cullen Agritech.

Note 7 – Commitments and Contingencies, continued

From June 3, 2009 (inception) through December 31, 2009, Cullen Investments Limited funded part of the operations of both Cullen Agritech and Natural Dairy and incurred costs of a combined total of $114,937.  These costs consisted of $69,553 of legal expenses, $28,398 of corporate formational costs and $16,986 of travel costs. As of December 31, 2009 $113,937 was repaid to Cullen Investments Limited and $1,000 is payable and included in due to affiliate.

From June 3, 2009 (inception) through December 31, 2009, Hart Acquisitions, LLC also funded part of the operations of both Cullen Agritech and Natural Dairy and incurred costs of a combined total of $47,307.  These costs consisted of $5,114 of property related expenses and $42,193 of employee related expenses. As of December 31, 2009, $20,251 was repaid to Hart Acquisitions, LLC and the remainder of $27,055, was repaid during February 2010.

On February 2, 2010, the Company signed an Escrow Agreement ( the “Escrow Agreement”) related to the procurement and purchase of 350 cows. The Company, Struve Technologies, Inc. (“Struve”) and the Seller where all party to this agreement. Bill TeBrake, the Chairman of Struve, is also a member of our advisory board. The Escrow Agreement governs the disbursement of funds to Struve and the Seller at various points of the cow procurement process. On February 15, 2010 the Company signed a Sale and Purchase Agreement with the Seller related to 350 cows. The Sale and Purchase Agreement also governs additional responsibilities of both the Company and the Seller. Should the seller fulfill his obligations, the Company will be required to receive the 350 cows on May 15, 2010. The total purchase price of $472,500, less a 20% deposit would be due on that date.  On February 26, 2010 the Company funded the Escrow account in the amount of $112,000, which represents a 20% deposit and 50% of Struve’s fees. As per the terms of the Escrow Agreement, $8,750  was released to Struve. On March 1, 2010 Struve and the Seller completed certain responsibilities as required by the Escrow Agreement and an additional $8,750 (25% of Struve’s Fees) was disbursed to Struve as well as an initial deposit of $94,500.

Employment Agreements

Effective September 1, 2009, Dr. Richard Hart Watson became an employee of Natural Dairy pursuant to an employment agreement entered on August 31, 2009.  Dr. Watson is the half-brother of Eric Watson.

Effective January 2010, we entered into a one year employment contract with Dr. Todd White from New Zealand, pursuant to which he receives a base salary of $90,000 and is entitled to receive a bonus of between 15% to 30% of the base salary subject to the sole discretion of the board of directors. The Company also secured a 3 year visa for Dr. White. Dr. White will assist in the development of our intellectual property and farming strategy.

Note 8 – Subsequent Events

On January 1, 2010, we signed a lease related to our executive offices in Athens, Georgia.  The lease expires on June 30, 2010. We have the option to renew the lease for additional 6 months through December 31, 2010. We also have a second option to renew the lease for an additional 12-month period through December 31, 2011. This second option is a mutual option, which requires both parties to be willing to exercise the option. The total rent commitment for the premises through June 30, 2010 is approximately $8,300.  The total rent for the first and second option periods is approximately $8,900 and $20,000, respectively.

During January 2010, we signed an Agreement with Battle Lumber Co., Inc. for the sale and removal of merchantable timber located on part of the 3,300 acres of our property. During February and March of 2010 Battle Lumber has removed a portion of the timber and remitted payment to us for approximately $30,000. The Company expects to conclude the removal of timber during 2010.

In January 2010, the Company entered into an agreement to sell 340 non irrigated acres of our property. The sale of the parcel of land closed on February 6, 2010 for an aggregate purchase price of approximately $613,000 or approximately $1,800 per acre. The sale price per acre of the 340 acres sold was lower than the average price per acre at which the 3,600 acres were purchased. This is due to the fact that the 340 acres sold were non irrigated, while the 3,600 acres that were originally purchased were a mixture of irrigated and non irrigated acres.

On January 25, 2010, we issued 8,403 shares of Common Stock to Ladenburg Thalmann & Co. Inc.  as compensation for services performed related to our merger on October 22, 2009.

The Company evaluates events that occurred after the balance sheet date but before the consolidated financial statements are issued. Based upon the evaluation the company did not identify any recognized or non recognized subsequent events, except as noted above, that would have required adjustment or disclosure in the consolidated financial statements..

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage company)
Condensed Consolidated Balance Sheets

	June 30, 2010
	(unaudited)	December 31, 2009
ASSETS

CURRENT ASSETS
Cash	511,681	1,292,204
Rent receivable	—	7,461
Cattle held for sale	223,134	—
Inventory	118,880	—
Prepaid expenses and other current assets	40,153	86,083
Refundable taxes	628	1,349,969
Total Current Assets	894,476	2,735,717
PROPERTY, PLANT AND EQUIPMENT, Net	7,917,765	9,119,612
TOTAL ASSETS	$8,812,241	$11,855,329
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued expenses	191,368	508,380
Due to affiliates	4,126	28,055
Deferred Income	102,017	—
Current portion of note payable	10,030	—
Mortgage payable, related party	4,083,036	—
Total Current Liabilities	4,390,577	536,435
Mortgage payable, related party		5,867,575
Note payable, net	30,090	—
TOTAL LIABILITIES	4,420,667	6,404,010
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Preferred stock - $0.0001 par value; authorized 1,000,000 shares; no shares issued and outstanding	—	—
Common stock, par value $0.0001 ;200,000,000 shares authorized; 19,255,714 and 19,247,311 shares issued and outstanding, respectively	1,926	1,925
Additional paid in capital	6,111,919	6,061,920
Deficit accumulated during the development stage	(1,722,271)	(612,526)
TOTAL STOCKHOLDERS' EQUITY	4,391,574	5,451,319
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$8,812,241	$11,855,329

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage company)
Condensed Consolidated Statement of Operations
(unaudited)

			For the period from	For the period from
	For the Three	For the Six	June 3, 2009	June 3, 2009
	months ended	months ended	(inception) through	(inception) through
	June 30, 2010	June 30, 2010	June 30, 2009	June 30, 2010

Revenues	$—	$—	$—	$—

General and administrative expenses	437,473	968,291	—	1,493,215

LOSS FROM OPERATIONS	(437,473)	(968,291)	—	(1,493,215)

OTHER INCOME (EXPENSE)
Interest expense - related party	(98,044)	(200,863)	—	(312,222)
Other income, net	20,565	60,071	—	84,148

TOTAL OTHER EXPENSE	(77,479)	(140,792)	—	(228,074)

LOSS BEFORE INCOME TAXES	(514,952)	(1,109,083)	—	(1,721,289)

INCOME TAXES	315	662	—	982

NET LOSS	$(515,267)	$(1,109,745)	$—	$(1,722,271)
Weighted average number of common shares outstanding – basic and diluted	19,255,714	19,254,600	100
Basic and diluted net loss per share	$(0.03)	$(0.06)	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage company)
Condensed Consolidated Statement of Changes in Stockholders’ Equity
(unaudited)
For the Period From June 3, 2009 (inception) through June 30, 2010

				Deficit accumulated
	Common Stock		Additional	during the
	Shares	Amount	Paid-in Capital	development stage	Total

BALANCE - Beginning June 3, 2009 (inception)	—	$—	$—	$—	$—

Issuance of stock to initial stockholder – 100 shares at $0.0001 per share	100	—	100	—	100

Issuance of stock due to Merger – 19,247,211 shares at $0.0001 per share on October 22, 2009	19,247,211	1,925	6,061,820	—	6,063,745

Net loss for the period from June 3, 2009 (inception) through December 31, 2009	—	—	—	(612,526)	(612,526)

BALANCE - December 31, 2009	19,247,311	1,925	6,061,920	(612,526)	5,451,319

Issuance of stock at $5.95 per share	8,403	1	49,999	—	50,000

Net loss for the six months ended June 30, 2010	—	—	—	(1,109,745)	(1,109,745)

BALANCE - June 30, 2010	$19,255,714	$1,926	$6,111,919	$(1,722,271)	$4,341,574

The accompanying notes are an integral part of these condensed consolidated financial statements.

Cullen Agricultural Holding Corp. and Subsidiaries
(a development stage company)
Condensed Consolidated Statements of Cash Flows
(unaudited)

		For the period from	For the period from
	For the Six	June 3, 2009	June 3, 2009
	months ended	(inception) through	(inception) through
	June 30, 2010	June 30, 2009	June 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,109,745)	$—	$(1,722,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of property and equipment	44,467	—	44,467
Depreciation and amortization	24,679	—	27,318
Changes in operating assets and liabilities:
Rent receivable	7,461	—	—
Cattle held for sale	(223,134)	—	(223,134)
Inventory	(118,880)		(118,880)
Prepaid expenses and other current assets	45,930	—	(40,153)
Refundable taxes	1,349,341	—	1,349,341
Accrued expenses	(90,303)	—	376,255
Deferred income	102,017	—	102,017
TOTAL ADJUSTMENTS	1,141,578	—	1,517,231
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	31,833	—	(205,040)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(185,656)	—	(747,425)
Proceeds from sale of property and equipment	1,358,477	—	1,358,477
NET CASH PROVIDED BY INVESTING ACTIVITIES	1,172,821	—	611,052

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of mortgage payable to related party	(1,961,248)	—	(2,947,591)
Repayment of advances from affiliates	(23,929)	—	(4,495)
Cash acquired in reverse merger	—	—	3,057,755
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(1,985,177)	—	105,669
NET (DECREASE) INCREASE IN CASH	(780,523)	—	511,681
CASH – Beginning	1,292,204	—	—
CASH – Ending	$511,681	$—	$511,681
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$38,752	$—	$52,409
Taxes	$1,300	$—	$1,300
Non-cash investing and financing activities:
Equipment purchased	$40,120	$—	$40,120
Issuance of common stock to settle accrued expenses	$50,000	$—	$50,000
Conversion of interest payable into mortgage payable to related party	$176,709	$—	$176,709
On October 22, 2009, the Company completed its reverse merger and recapitalization by acquiring certain assets and assuming certain liabilities:
Tax refund receivable	$—	$—	$1,349,969
Land and land improvements	—	—	8,560,482
Loan payable	—	—	(6,853,918)
Accrued expenses	—	—	(41,822)
Due to affiliate	—	—	(8,621)
Additional paid in capital	—	100	—
Issuance of stock	—	—	(1,925)
Net non-cash recapitalization	$—	$100	$3,004,165

The accompanying notes are an integral part of these condensed consolidated   financial statements.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1.   Interim Financial Information, Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration

Basis of Presentation

Cullen Agricultural Holding Corp’s (the “Company”, “we”, “us” or “our”) accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Operating results for the three and six month periods ended June 30, 2010 are not necessarily indicative of the results that may be expected for the year ended December 31, 2010. In addition, the December 31, 2009 balance sheet data was derived from the audited consolidated financial statements, but does not include all disclosures required by GAAP. The accompanying unaudited condensed consolidated financial statements, in the opinion of management, include all adjustments necessary for a fair presentation. All such adjustments are of a normal recurring nature.

We are a development stage company and to date have not generated any revenue. These unadjusted condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes there to for the fiscal year ended December 31, 2009 filed on March 31, 2010. The accounting policies used in preparing these unaudited condensed consolidated financial statements are consistent with those described in the December 31, 2009 audited financial statements.

Organization and Nature of Operations

The Company was incorporated in Delaware on August 27, 2009.  We are a development stage company.  Our principal focus is to use our intellectual property in forage and animal sciences to improve agricultural yields. Our business model is focused on deploying sustainable, low cost, forage-based production methods to beef and milk production in the South East (“SE”) United States. The relatively low cost of land combined with an efficient cost structure and premium pricing enables us to potentially deliver attractive return on assets (“ROA”) from an established operation. We believe the ROA we can generate is superior to the more traditional uses of land in the area (e.g. corn, cotton and peanuts). Our model is based on the proven production model underpinning New Zealand’s (“NZ”) agricultural industry that has been specifically tailored to the environment in the SE United States. This system is based on forage production of 10-12 tons of dry matter per acre and access to NZ-based livestock genetics that will efficiently utilize forage. Through reducing dependence on grain-based feed, we believe our production model will enable us to become a cost-leader in beef and dairy production.

We were formed as a wholly-owned subsidiary of Triplecrown Acquisition Corp. (“Triplecrown”), a blank check company.  CAT Merger Sub, Inc. (“Merger Sub”), a Georgia corporation, was incorporated as our wholly-owned subsidiary on August 31, 2009.  We were formed in order to allow Triplecrown to complete a business combination (the “Merger”) with Cullen Agricultural Technologies, Inc. (“Cullen Agritech”), as contemplated by the Agreement and Plan of Reorganization (the “Merger Agreement”), dated as of September 4, 2009, as amended, among Triplecrown, the Company, Merger Sub, Cullen Agritech and Cullen Inc. Holdings Ltd. (“Cullen Holdings”).  Cullen Agritech was formed on June 3, 2009.  Cullen Agritech’s primary operations are conducted through Natural Dairy Inc., a wholly owned subsidiary of Cullen Agritech.  Cullen Holdings is an entity controlled by Eric J. Watson, our Chief Executive Officer, Secretary, Chairman of the Board and Treasurer and, prior to the Merger, was the holder of all of the outstanding common stock of Cullen Agritech.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1.   Interim Financial Information, Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Pursuant to the Merger, (i) Triplecrown merged with and into the Company with the Company surviving as the new publicly-traded corporation and (ii) Merger Sub merged with and into Cullen Agritech with Cullen Agritech surviving as a wholly owned subsidiary of the Company.  As a result of the Merger, the former security holders of Triplecrown and Cullen Agritech became the security holders of the Company.  Thus, the Company became a holding company, operating through its wholly-owned subsidiary, Cullen Agritech.  The Merger was consummated on October 22, 2009.

As of June 30, 2010, the Company owned approximately 3,100 acres of agricultural land in the state of Georgia. Until such time where the Company can raise adequate financing to deploy its pasture based dairy and beef business plan, it has begun to utilize its pasture and general farming expertise to conduct various farming activities on the property. These activities include, but are not limited to, the growing of pasture to raise calves, the growing of corn for use as feed and sale to third parties and the grazing of beef cattle on pasture. Costs related to both of these activities have been capitalized on our balance sheet in accordance with GAAP under the headings “Cattle Held for Sale” and “Inventory” recorded at the lower of cost or market. Once these assets mature and are sold, the costs will be expensed and the revenue from the sale recognized on our Statement of Operations. The Company intends to continue to conduct these activities, as well as others, in the short term to efficiently utilize the land it owns.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cullen Agritech, including its wholly owned subsidiary, Natural Dairy Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Going Concern Consideration

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed consolidated financial statements, the Company is a development stage company and has incurred a net loss of $1,722,271 for the period from June 3, 2009 (inception) through June 30, 2010, and has $511,681 of cash as of June 30, 2010. Additionally, upon the consummation of the Merger, the Company issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing part of the purchase price of a certain piece of land to be used by the Company following the Closing (see Note 3 to the Company’s condensed consolidated financial statements). This amount was to be repaid to Cullen Holdings at the consummation of the Merger but sufficient funds were not available.   On March 30, 2010, the Company issued a new note in replacement of the existing note which was past due. The new promissory note is in the amount of $5,066,985 and accrues interest at 8% per annum and is due on January 20, 2011. At June 30 2010, the amount outstanding of the note was $4,083,036.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1.   Interim Financial Information, Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

To date, we have not generated any revenue and will not do so until we have sufficient funds to implement our business plan. We have been in the process of attempting to obtain land development financing backed by the property we own and operate to support our working capital needs and implement our business plan.  However, due to the recent performance of similar types of farming operations in the SE United States, as well as the general economic downturn, financial institutions have been unwilling to lend money backed by such property.  As a result, the Company has been unable to obtain the necessary funding to support the implementation of its business plan at this time. Until such time where the Company can raise adequate financing to deploy its pasture based dairy and beef business plan, it has begun to utilize its pasture and general farming expertise to conduct various farming activities on the property. These activities include, but are not limited to, the growing of pasture to raise calves, the growing of corn for use as feed and sale to third parties and the grazing of beef cattle on pasture.  The Company has sold portions of its unused land, reduced salaries paid to its employees and curtailed operations in order to raise capital and reduce operating expenses.  Additionally, the Company is in the process of exploring all financing and strategic alternatives available to it, including the possibility of disposing of or leasing additional portions of its land in order to continue to support its working capital needs or alternatively to retire certain of its outstanding debt to reduce its interest obligations.  There is no assurance, however, that the Company will be successful in such efforts.  If the Company is unable to secure additional financing or find another strategic alternative, the Company will not have sufficient capital to implement its business plan and may be forced to suspend all operations until such time as capital or another strategic alternative is available to it.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might be necessary if it is unable to continue as a going concern.

Inventory

Inventory consists of feed inventory and investment in crops that are stated at lower of cost or market.  The Company capitalizes all direct and indirect costs until growing crops are harvested.  Harvested crops are reclassified to feed inventory until such crops are sold or used.  The related inventoried costs are recognized as cost of sale to provide an appropriate matching of expenses with the related revenue earned when the crops are sold.  Crops used to develop the Company’s animals are capitalized as part of the carrying value of such animal and are recognized as cost of sale when the animals are sold.  Feed inventory and investment in crops amounted to $2,989 and $115,891, respectively, as of June 30, 2010.

Property, Plant and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. The Company charges to expense repairs and maintenance items, while major improvements and betterments are capitalized.

Depreciation and amortization is provided on the straight-line method over the following estimated useful lives of the assets:

Buildings	15 years
Machinery and equipment	5 – 10 years
Transportation equipment	5 years
Land improvements	15 years

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1.   Interim Financial Information, Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Loss Per Share

The Company follows the provisions of FASB ASC 260, “Earnings Per Share” (“ASC 260”). In accordance with ASC 260, earnings per common share amounts (“Basic EPS”) are computed by dividing earnings by the weighted average number of common shares outstanding for the period. Earnings per common share amounts, assuming dilution (“Diluted EPS”), gives effect to dilutive options, warrants, and other potential common stock outstanding during the period. ASC 260 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations. The effect of the Merger has been given retroactive application in the EPS calculation. At June 30, 2010, there were 74,000,000 warrants outstanding that were not included in the calculation of basic and diluted EPS because the effects of these securities would have been anti-dilutive.

Basic earnings per share is calculated using the average number of common shares outstanding and diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the effect of outstanding warrants using the “treasury stock method.”

Income Taxes

The Company accounts for income taxes in accordance with ASC 740, "Income Taxes" ("ASC 740"). ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes and establishes for all entities a minimum threshold for financial statement recognition of the benefit of tax positions, and requires certain expanded disclosures. The provision for income taxes is based upon income or loss after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes represent the tax effects of differences between the financial reporting and tax bases of the Company's assets and liabilities at the enacted tax rates in effect for the years in which the differences are expected to reverse. The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In management's opinion, adequate provisions for income taxes have been made. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary. The Company has identified its federal tax return and its state tax return in Georgia as "major" tax jurisdictions. Based on the Company's evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company's consolidated financial statements. Since the Company was incorporated on June 3, 2009, the evaluation was performed for the 2009 tax year - the only period subject to examination. The Company believes that its income tax positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 1.   Interim Financial Information, Organization, Business Operations, Significant Accounting Policies and Going Concern Consideration, continued

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.  There were no amounts accrued for penalties and interest as of or during the three and six months ended June 30, 2010 and the period from June 3, 2009 (inception) through June 30, 2010.  The Company does not expect its uncertain tax position to change during the next twelve months.  Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recently Issued and Adopted Accounting Pronouncements

In December 2009, FASB issued ASU 2009-17,Consolidations (Topic 810) Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities , which replaces the quantitative-based risks and rewards calculation for determining which enterprise, if any, has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance and (1) the obligation to absorb losses of the entity or (2) the right to receive benefits from the entity. ASU 2009-17 also requires additional disclosures about an enterprise's involvement in variable interest entities. ASU 2009-17 is effective as of the beginning of each reporting entity's first annual reporting period that begins after November 15, 2009. The adoption of ASU 2009-17 did not have a material impact on its condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the condensed consolidated financial statements.

Note 2 – Property, Plant and Equipment

At June 30, 2010 and December 31, 2009, property, plant and equipment consisted of the following:

	June 30, 2010	December 31, 2009
Land	$7,187,242	$8,445,606
Buildings	185,375	185,375
Machinery and equipment	95,758	6,170
Website	3,328	3,328
Land improvements	470,679	481,772
	7,942,382	9,122,251

Less: Accumulated depreciation and amortization	24,617	2,639

Property, plant and equipment, net	$7,917,765	$9,119,612

Depreciation and amortization expense for the period from June 3, 2009 (inception) through June 30, 2010 was $24,617.

The Company accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 360 “Plant, Property and Equipment, ” for purposes of determining and measuring impairment of its long-lived assets other than goodwill. The Company’s policy is to review the value assigned to its long lived assets to determine if they have been permanently impaired by adverse conditions which may affect the Company whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  If the Company identifies a permanent impairment such that the carrying amount of the Company’s long lived assets is not recoverable using the sum of an undiscounted cash flow projection, the impaired asset is adjusted to its estimated fair value, based on an estimate of future discounted cash flows which becomes the new cost basis for the impaired asset.  Considerable management judgment is necessary to estimate undiscounted future operating cash flows and fair values and, accordingly, actual results could vary significantly from such estimates.  No impairment charges were recognized during the three and six month periods ended June 30, 2010 or from the period from  June 3, 2009 (inception) through June 30, 2010.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 3.   Mortgage Payable – Related Party

In connection with the Merger, Triplecrown and Natural Dairy entered into a contract to purchase a certain piece of land to be used by us following consummation of the Merger. The total purchase price of the land was $8,662,500. Triplecrown paid an initial deposit of $866,250 on the land. On August 10, 2009, Triplecrown, Natural Dairy and the seller of the land extended the closing date for the land purchase and Triplecrown paid an additional deposit on the land of $833,750, interest of $48,070 and a leasing fee to use the land of $3,518 for a total additional deposit of $885,338.  Natural Dairy closed on this contract and purchased the land on October 16, 2009.  The balance of the purchase price for such land was paid by Natural Dairy, which such funds were advanced to it by Cullen Holdings.  Upon the Closing, we issued to Cullen Holdings a promissory note in the amount of $6,853,918, representing the part of the purchase price that was advanced by Cullen Holdings. This amount was to be repaid to Cullen Holdings at the Closing but sufficient funds were not available.  On March 30, 2010, the Company issued a new note in replacement of the existing note which was past due. The new promissory note is in the amount of $5,066,985 and accrues interest at 8% per annum and is due on January 20, 2011. In consideration of this extension, the Company granted to Cullen Holdings a mortgage on the land that is the subject of the promissory note. For three months ended June 30, 2010 and for the period from June 3, 2009 (inception) through June 30, 2010 we had repaid Cullen Holdings $1,000,000 and $3,000,000 of the note, respectively, consisting of $983,949 of principal and $16,051 of interest and $2,947,591 of principal and $52,409 of interest, respectively.

Note 4.   Other Income

During January 2010, the Company signed an Agreement with Battle Lumber Co., Inc. for the sale and removal of merchantable timber located on part of the 3,100 acres of our property. During the three and six months ended June 30, 2010, Battle Lumber Co. removed a portion of the timber and the Company recorded income of $47,776 and $74,961, respectively. The Company has concluded the removal of timber during June 2010.

In January 2010, the Company entered into an agreement to sell 340 non irrigated acres of our property. The sale of the parcel of land closed on February 6, 2010 for an aggregate sales price of $613,170 or approximately $1,800 per acre. The sale price per acre of the 340 acres sold was lower than the average price per acre at which the 3,600 acres were purchased. This is due to the fact that the 340 acres sold were non irrigated, while the 3,600 acres that were originally purchased were a mixture of irrigated and non irrigated acres. The Company estimates the original purchase price for this land to be $594,794 and has recorded a gain from the sale of this property of $6,321 which is included in other income, net during the three and six months ended June 30, 2010.

In June 2010, the Company entered into an agreement to sell 240 acres of land, of which 200 acres were irrigated and 40 acres were non irrigated. The sale of the parcel of land closed on June 25, 2010 for an aggregate sales price of $776,688 or approximately $3,236 per acre. The sale price per acre was higher than the average price per acre at which the 3,600 acres were originally purchased. This is due to the fact that the 240 acres sold were mostly irrigated, while the 3,600 acres that were originally purchased were a mixture of irrigated and non irrigated acres. The Company estimates the original purchase price for this land to be $807,239 and has recorded a loss from the sale of this property of $53,489 which is included in other income, net during the three and six months ended June 30, 2010.

For the three and six months ended June 30, 2010, the Company recognized a gain on sale of equipment totaling $2,701.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 5.   Stock Transactions

On January 25, 2010, the Company issued 8,403 shares of Common Stock to Ladenburg Thalmann & Co. Inc. as compensation for services performed related to the Merger.

Note 6.   Related Parties

During the three and six months ended June 30, 2010, Hart Acquisitions, LLC (“Hart”), an affiliate of Richard Watson, incurred costs related to the operations of Cullen Agritech and Natural Dairy of a combined total of $42,508 and $65,483, respectively.  These costs consisted of property related expenses $28,648 and $28,692, respectively and employee related expenses of $13,860 and $36,791, respectively. During the three and six months ended June 30, 2010, the Company, incurred costs related to the operations of Hart of a combined total of $38,382.  These costs consisted of $19,882 of property related expenses and $18,500 of lease related expense (See Note 7 – Commitments and Contingencies for additional related party transactions). During the three and six months ended June 30, 2010, $22,975 has been repaid to Hart, leaving $4,126 due to Hart at June 30, 2010.

On February 2, 2010, the Company signed an Escrow Agreement (“Escrow Agreement”) related to the procurement and purchase of 350 cows, for which the Company had paid a deposit. During June 2010, Hart assumed all rights and obligations related to this contract and in return repaid the Company for all deposits and costs, including interest, related to this contract.

Note 7.   Commitments and Contingencies

Litigation

On December 9, 2009, a second amended class action complaint, styled Goodman v. Watson, et al., was filed in the Court of Chancery of the State of Delaware against the former directors of Triplecrown.  The complaint alleges that the defendants breached their fiduciary duties and their duty of disclosure in connection with the Merger.  The plaintiff seeks, as alternative remedies, damages in the amount of approximately $9.74 per share, to have Triplecrown’s trust account restored and distributed pro rata to members of the putative class, a quasi-appraisal remedy for members of the putative class, and an opportunity for members of the putative class to exercise conversion rights in connection with the Merger.  The defendants filed an answer on December 23, 2009. The former directors intend to defend this action vigorously but can provide no assurance as to the manner or timing of its resolution. Adjustments, if any, that might result from the resolution of this matter have not been reflected in the condensed consolidated financial statements.

Leases

On June 1, 2010, the Company entered into an agreement with an unrelated third party for the lease of 753 acres of the Company’s property, from June 1, 2010 through December 31, 2010. This area of land consists of 500 irrigated acres and 253 non irrigated acres. The agreement calls for the unrelated third party to pay, in advance, $175 per acre of irrigated land and $50 per acre of non irrigated land. The Company received $100,150 for the lease of this land during June 2010. During the three and six months ended June 30, 2010, the Company recorded $14,040 as rental income and $86,110 as deferred income related to this lease.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 7.   Commitments and Contingencies, continued

On June 1, 2010, the Company entered into an agreement with Hart for the lease of 120 acres of the Company’s property, from June 1, 2010 through December 31, 2010. This area of land consists of 100 irrigated acres and 20 non irrigated acres. The agreement calls for Hart to pay, in advance, $175 per acre of irrigated land and $50 per acre of non irrigated land. The Company has received $18,500 for the lease of this land during June 2010. During the three and six months ended June 30, 2010, the Company recorded $2,593 as rental income. At June 30, 2010, there was $15,907 included in deferred income related to this lease.

Employment Agreements

Effective September 1, 2009, Dr. Richard Hart Watson became an employee of Natural Dairy pursuant to an employment agreement entered into on August 31, 2009.  The agreement called for a base salary of $100,000 and a bonus of up to 50% of the base salary subject to the sole discretion of Natural Dairy’s board of directors. During June 2010, the Company and Dr. Watson amended his employment agreement so that as of June 1, 2010, Dr. Watson will receive a base salary of $35,000 in cash. Dr. Watson will also receive $65,000 in stock at the end of May of each year based on the last 60 days average trading price. This stock will be restricted for one year from the date of issuance.

Effective January 2010, the Company entered into a one year employment agreement with Dr. Todd White, pursuant to which he receives a base salary of $90,000 and is entitled to receive a bonus of between 15% to 30% of the base salary subject to the sole discretion of the board of directors. As of June 18, 2010, the Company notified Dr. White of the termination of his employment agreement as provided for in the agreement.

Note 8.   Subsequent Events

Contract for Sale of Property

 On July 26, 2010, the Company entered into a Sales Contract (“Roller Agreement”) with Wilbert Roller pursuant to which the Company will sell to the buyer approximately 1,070 acres of land for $2 million. Cullen Holdings holds a mortgage on the land being sold and has agreed to release the Company from such mortgage upon consummation of the land sale, in order for the Company to consummate the sale. The Company intends to use substantially all of the proceeds from the sale of the land to repay a portion of the existing promissory note held by Cullen Holdings. On October 8, 2010, the Company was notified that the Buyer was terminating the contract because it was unable to obtain the necessary financing to purchase the land.

 On September 23, 2010, the Company entered into a Sales Contract with Landee Acres, LLC (“Landee”) pursuant to which the Company was to sell to the buyer approximately 1,200 acres of land for approximately $2.8 million.  The number of acres to be sold represented approximately 50% of the acres of land owned by the Company. The agreement was subject to a 14-day due diligence period for Landee to examine the land, during which time Landee could terminate the contract for any reason with no penalty. On October 8, 2010, the Company was notified that Landee was terminating the contract because it was unable to obtain the necessary financing to purchase the land. On October 15, 2010, the Company entered into a new Sales Contract with Landee pursuant to which the Company will sell to Landee approximately 700 acres of land for an aggregate of $1.45 million. The Sales Contract also provides for the Company to grant Landee an option to purchase an additional approximate 500 acres of land for approximately $1.49 million, the option must be exercised and the sale must occur by September 1, 2011 provided, however that if the option is exercised and the sale is consummated on or before March 31, 2011, the purchase price for this land would be reduced by $50,000. The closing of the purchase of the 700 acres of land has taken place on October 26, 2010.

On September 28, 2010, the Company entered into a Sales Contract with Benny Mims pursuant to which the Company will sell to the buyer approximately 500 acres of land for approximately $1.6 million.  Cullen Holdings holds a mortgage on the land being sold and has agreed to release the Company from such mortgage in order for the Company to consummate the sale.  The Company intends to use all or a portion of the proceeds from the sale of the land to repay any then remaining amounts outstanding under the existing promissory note held by Cullen Holdings. It is anticipated that the closing of the purchase will take place on or about October 28, 2010.

In October 2010, the Company issued 300,000 shares of Common Stock for an aggregate purchase price of $600,000 (or $2.00 per share) to an investor in a private placement.

On October 22, 2010, the Company entered into a Sales Contract with Don and Alisa Burke pursuant to which the Company will sell to the buyer approximately 154 acres of land for approximately $288,713.  Cullen Holdings holds a mortgage on the land being sold and has agreed to release the Company from such mortgage in order for the Company to consummate the sale.  The Company intends to use all or a portion of the proceeds from the sale of the land to repay any then remaining amounts outstanding under the existing promissory note held by Cullen Holdings. It is anticipated that the closing of the purchase will take place on or about October 27, 2010.

CULLEN AGRICULTURAL HOLDING CORP. AND SUBSIDIARIES
(a development stage company)

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

Note 8.   Subsequent Events, continued

Beef Grazing Agreement

On August 2, 2010, the Company entered into a Beef Grazing Agreement (“Grazing Agreement”) with FPL Foods LLC (“FPL”) pursuant to which the Company will graze at least 750 of FPL’s cattle on land leased by the Company from August 1, 2010 through January 15, 2011.  The Company will graze FPL’s cattle and be compensated based on weight gain at the end of the grazing period. FPL is obligated to deliver at least 750 cattle to the Company by October 1, 2010.

Lease related to Grazing Agreement

On July 30, 2010, the Company entered into an agreement with an unrelated third party for the lease of 240 acres for the period from August 1, 2010 through December 31, 2010. This area of land consists of 200 irrigated acres and 40 non irrigated acres. The agreement calls for the Company to pay, in advance, an aggregate of approximately $13,400, representing $63 per acre of irrigated land and $21 per acre of non irrigated land. The Company intends to use this land to provide pasture related to the Grazing Agreement mentioned above.

The Company evaluates events that occurred after the balance sheet date but before the condensed consolidated unaudited financial statements are issued. Based upon the evaluation, the Company did not identify any recognized or non recognized subsequent events, except as noted above, that would have required adjustment or disclosure in the condensed consolidated unaudited financial statements.

CULLEN AGRICULTURAL HOLDINGS CORP.

37,476,148 Shares of Common Stock

and

18,800,000 Warrants

                   , 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows. All amounts are estimates, except the SEC registration fee.

Securities and Exchange Commission registration fee	700
Printer expenses	5,000
Legal fees and expenses	20,000
Accounting fees and expenses	25,000
Total	50,700

Item 15.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the Registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

“(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

“(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

“(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

“(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

“(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

“(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

“(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

“(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

“(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

“(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

“(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventh of the Registrant’s certificate of incorporation provides:

 “The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The Registrant’s bylaws further provide that any indemnification shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Pursuant to the Registrant’s bylaws, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Additionally, we have entered into indemnification agreements with all of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

Item 15.	Recent Sales of Unregistered Securities.

On August 28, 2009, we issued 10 shares of common stock to Triplecrown Acquisition Corp. in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. The shares of common stock were sold for an aggregate purchase price of $0.001 (or $0.0001 per share).

On January 25, 2010, we issued 8,403 shares of common stock to Ladenburg Thalmann & Co. Inc. as compensation for $50,000 worth of services performed by Ladenburg related to our Merger on October 22, 2009 pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

On October 1, 2010, we issued 300,000 shares of common stock to Moonlight Investments Ltd. in a private placement pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.  The shares of common stock were sold for $2.00 per share (or $600,000).

No underwriting discounts or commissions were paid with respect to such sales.

Item 16.	Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the Exhibit Index below.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Millen, Georgia on the 25th day of October, 2010.

CULLEN AGRICULTURAL HOLDINGS CORP.

By:	/s/ Eric J. Watson
Eric J. Watson
Chief Executive Officer

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each of the undersigned officers and directors of Cullen Agricultural Holdings Corp. hereby constitutes and appoints Eric J. Watson as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Eric J. Watson	Chief Executive Officer, Secretary and	October 25, 2010
Eric J. Watson	Treasurer and a Director

/s/ Richard J. Watson	Chief Scientific Officer of Natural	October 25, 2010
Richard Watson	Dairy, Inc. and a Director

Director
Edward J. Mathias

/s/ Robert B. Hersov	Director	October 25, 2010
Robert B. Hersov

Director
Kerry Kennedy

Director
Richard Y. Roberts

Name	Title	Date

/s/ Edward Hanson	Director	October 25, 2010
Edward Hanson

EXHIBIT INDEX

Exhibit No.	Description

2.1.
Agreement and Plan of Reorganization, dated as of September 4, 2009, by and among Triplecrown Acquisition Corp., Cullen Agricultural Holding Corp., Cullen Agricultural Technologies Inc., Triplecrown Merger Sub and Cullen Inc. Holdings Ltd.(1)

3.1	Amended and Restated Certificate of Incorporation of Cullen Agricultural Holding Corp.(1)

3.2	Bylaws of Cullen Agricultural Holding Corp.(1)

4.1	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and Triplecrown Acquisition Corp.(2)

4.2	Specimen Common Stock Certificate of Cullen Agricultural Holding Corp.(3)

4.3	Specimen Warrant Certificate of Cullen Agricultural Holding Corp.(3)

4.4	Amendment No. 1 to Warrant Agreement between Continental Stock Transfer & Trust Company, Triplecrown Acquisition Corp. and Cullen Agricultural Holding Corp.(1)

5.1	Opinion of Graubard Miller.**

10.1	Form of Securities Escrow Agreement between Triplecrown Acquisition Corp., Continental Stock Transfer & Trust Company and the Triplecrown Founders.(2)

10.2	Form of Lockup.(1)

10.3	Employment Agreement between Natural Dairy, Inc. and Dr. Richard Watson.(1)

10.4	Deed of Acknowledgement relating to Intellectual Property.(3)

10.5	Strategic Cooperation Agreement between Cullen Agricultural Technologies, Inc. and New Zealand Agritech, Inc.(3)

10.6	Form of Registration Rights Agreement among Triplecrown Acquisition Corp. and the Triplecrown Founders.(2)

10.7	Contract for Sale and Purchase of Grimsley Farm.(4).

10.8	Closing Date Extension Agreement for Contract for Sale and Purchase of Grimsley Farm.(4)

10.9	Second Closing Date Extension Agreement for Contract for Sale and Purchase of Grimsley Farm.(4)

10.10	Escrow Agreement by and among Cullen Agricultural Holding Corp., Cullen Inc. Holdings Ltd. and Continental Stock Transfer & Trust Company.(1)

10.11	Form of Promissory Note issued to Cullen Inc. Holdings Ltd.*

10.12	Sales Contract with Landee Acres, LLC*

10.13	Sales Contract with Benny Mims.*

10.14	Sales Contract with Don and Alisa Burke.*

14.1	Form of Code of Ethics of Cullen Agricultural Holding Corp.(3)

21.1	Subsidiaries of Cullen Agricultural Holding Corp.*

23.1	Consent of Marcum LLP*

23.2	Consent of Graubard Miller (included in Exhibit 5.1)**

24	Power of Attorney*

99.3	Audit Committee Charter.(5)

99.4	Nominating Committee Charter.(5)

*	Filed herewith.
**	To be filed by amendment.

(1)	Incorporated by reference to the Cullen Agricultural Holding Corp.’s Registration Statement on Form S-4 (File No. 333-161773) filed on September 8, 2009.

(2)	Incorporated by reference to Amendment No. 2 to Triplecrown’s Registration Statement on Form S-1 (File Nos. 333-144523 and 333-146850) filed on September 24, 2007.

(3)	Incorporated by reference to Amendment No. 1 to Cullen Agricultural Holding Corp.’s Registration Statement on Form S-4 (File No. 333-161773) filed on September 10, 2009.

(4)	Incorporated by reference to Amendment No. 3 to Cullen Agricultural Holding Corp.’s Registration Statement on Form S-4 (File No. 333-161773) filed on September 10, 2009.

(5)	Incorporated by reference to Cullen Agricultural Holding Corp.’s Current Report on Form 8-K, filed October 22, 2009.